Exhibit 99.1

Audited consolidated statements of condition of Flagstar Bancorp, Inc. as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, the notes related thereto and the report of PricewaterhouseCoopers, LLP, independent registered public accounting firm, dated March 1, 2022.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Flagstar Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Flagstar Bancorp, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for credit losses in 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses on Loans—General Allowance for Credit Losses for the Residential First Mortgage, Home Equity and Commercial Portfolios

As described in Notes 1 and 4 to the consolidated financial statements, the allowance for credit losses represents management’s estimate of expected lifetime losses in the Loans Held-for-Investment (LHFI) portfolio, excluding loans carried under the fair value option. The allowance for credit losses totaled $170 million as of December 31, 2021, which consists of $154 million related to the allowance for credit losses on funded loans in the LHFI portfolio and $16 million related to the reserve for unfunded commitments. The allowance for credit losses on loans for the residential first mortgage, home equity and commercial portfolios totaled $40 million, $14 million, and $60 million, respectively. Management establishes the general allowance for expected lifetime losses on non-impaired loans by segmenting the portfolio based upon common risk characteristics. The general allowance is determined through a model-based estimate by applying probability of default and loss given default assumptions to the expected exposure at default. Management considers the qualitative factors that are likely to cause the allowance associated with their existing portfolio to differ from the output of the models. The most significant qualitative factors include changes in economic and business conditions, changes in nature and volume of the portfolio and changes in the volume and severity of past due loans.

The principal considerations for our determination that performing procedures relating to the general allowance for credit losses for the residential first mortgage, home equity and commercial portfolios is a critical audit matter are (i) the significant judgment by management in determining the estimate of the general allowance for credit losses for the residential first mortgage, home equity and commercial portfolios which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the probability of default and loss given default assumptions and management’s judgment regarding qualitative factors related to changes in economic and business conditions, and (ii) the audit effort involved the use of professionals with specialized skill or knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company’s estimation of the general allowance for credit losses for the residential first mortgage, home equity and commercial portfolios. These procedures also included, among others, testing management’s process for estimating the general allowance for credit losses for the residential first mortgage, home equity and commercial portfolios. This included (i) evaluating the appropriateness of the models used to estimate the allowance, (ii) evaluating the reasonableness of the probability of default and loss given default assumptions, (iii) testing the completeness and accuracy of data used in the models, and (iv) evaluating the reasonableness of management’s judgments regarding qualitative factors related to changes in economic and business conditions. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the models and the reasonableness of management judgements regarding qualitative factors related to changes in economic and business conditions.

Valuation of Mortgage Servicing Rights

As described in Notes 1 and 20 to the consolidated financial statements, the Company purchases and originates mortgage loans for sale to the secondary market. If the Company retains the right to service the loan at the time of sale, a mortgage servicing right (MSR) is created and recorded at fair value, where fair value represents the price that would be received to sell an asset through an orderly transaction between market participants at the measurement date. MSRs represented $392 million or 88% of the Company’s total level 3 assets at fair value as of December 31, 2021. Management uses an internal valuation model that utilizes an option-adjusted spread, constant prepayment rates, costs to service, and other assumptions to determine the fair value of MSRs.

Management obtains third-party valuations of the MSR portfolio on a quarterly basis from independent valuation services to assess the reasonableness of the fair value calculated by the internal valuation model.

The principal considerations for our determination that performing procedures relating to the valuation of mortgage servicing rights is a critical audit matter are (i) the significant judgment by management in determining the fair value of the MSRs, which in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence relating to the valuation model and significant unobservable inputs, related to option adjusted spreads, constant prepayment rates and cost to service used in the valuation of MSRs, and (ii) the audit effort involved the use of professionals with specialized skill or knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of the MSRs, including controls over the aforementioned significant unobservable inputs. These procedures also included, among others, testing management’s process for determining the fair value of the MSRs. This included (i) evaluating the appropriateness of the valuation model, (ii) testing the completeness and accuracy of the data used in the model, and (iii) evaluating the reasonableness of the aforementioned significant unobservable inputs by considering the consistency with external market and industry data. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the valuations provided by third party valuation services used by management.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 1, 2022

We have served as the Company’s auditor since 2015.

Flagstar Bancorp, Inc.

Consolidated Statements of Financial Condition

(In millions, except share data)

	December 31,
	2021	2020
Assets
Cash	$277	$251
Interest-earning deposits	774	372

Total cash and cash equivalents	1,051	623
Investment securities available-for-sale	1,804	1,944
Investment securities held-to-maturity	205	377
Loans held-for-sale ($4,920 and $7,009 measured at fair value, respectively)	5,054	7,098
Loans held-for-investment ($16 and $13 measured at fair value, respectively)	13,408	16,227
Loans with government guarantees	1,650	2,516
Less: allowance for loan losses	(154)	(252)

Total loans held-for-investment and loans with government guarantees, net	14,904	18,491
Mortgage servicing rights	392	329
Federal Home Loan Bank stock	377	377
Premises and equipment, net	360	392
Goodwill and intangible assets	147	157
Bank-owned life insurance	365	358
Other assets	824	892

Total assets	$25,483	$31,038

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$7,088	$9,458
Interest-bearing deposits	10,921	10,515

Total deposits	18,009	19,973
Short-term Federal Home Loan Bank advances and other	1,880	3,900
Long-term Federal Home Loan Bank advances	1,400	1,200
Other long-term debt	396	641
Loans with government guarantees repurchase liability	200	1,851
Other liabilities ($0 and $35 measured at fair value, respectively)	880	1,272

Total liabilities	22,765	28,837
Stockholders’ Equity
Common stock $0.01 par value, 80,000,000 and 80,000,000 shares authorized; 53,197,650 and 52,656,067 shares issued and outstanding, respectively	1	1
Additional paid in capital	1,355	1,346
Accumulated other comprehensive income	35	47
Retained earnings	1,327	807

Total stockholders’ equity	2,718	2,201

Total liabilities and stockholders’ equity	$25,483	$31,038

The accompanying notes are an integral part of these Consolidated Financial Statements.

Flagstar Bancorp, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	For the Years Ended December 31,
	2021	2020	2019
Interest Income
Loans	$764	$748	$713
Investment securities	46	70	77
Interest-earning deposits and other	—	1	4

Total interest income	810	819	794
Interest Expense
Deposits	32	81	138
Short-term Federal Home Loan Bank advances and other	4	16	59
Long-term Federal Home Loan Bank advances	13	12	7
Other long-term debt	14	25	28

Total interest expense	63	134	232

Net interest income	747	685	562
(Benefit) provision for credit losses	(112)	149	18

Net interest income after provision (benefit) for credit losses	859	536	544

Noninterest Income
Net gain on loan sales	655	971	335
Loan fees and charges	141	150	100
Net return on mortgage servicing rights	23	10	6
Loan administration income	121	84	30
Deposit fees and charges	34	32	38
Other noninterest income	70	63	101

Total noninterest income	1,044	1,310	610

Noninterest Expense
Compensation and benefits	533	466	377
Commissions	194	232	111
Occupancy and equipment	188	176	161
Loan processing expense	86	83	80
Legal and professional expense	45	31	27
Federal insurance premiums	20	24	20
Intangible asset amortization	11	13	15
General, administrative and other	136	117	97

Total noninterest expense	1,213	1,142	888

Income before income taxes	690	704	266
Provision for income taxes	157	166	48

Net income	$533	$538	$218
Net income per share
Basic	$10.10	$9.59	$3.85

Diluted	$9.96	$9.52	$3.80

Weighted average shares outstanding
Basic	52,792,931	56,094,542	56,584,238

Diluted	53,519,086	56,505,813	57,238,978

The accompanying notes are an integral part of these Consolidated Financial Statements.

Flagstar Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(In millions)

	For the Years Ended December 31,
	2021	2020	2019
Net income	$533	$538	$218
Other comprehensive income (loss), net of tax
Investment securities	(37)	51	48
Derivatives and hedging activities	25	(5)	—

Other comprehensive income (loss), net of tax	(12)	46	48

Comprehensive income	$521	$584	$266

Flagstar Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(In millions, except share data)

	Common Stock
	Number of Shares Outstanding	Amount of Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance at December 31, 2018	57,749,464	$1	$1,522	$(47)	$94	$1,570
Net income	—	—	—	—	218	218
Total other comprehensive income	—	—	—	48	—	48
Shares issued from the Employee Stock Purchase Plan	106,881	—	—	—	—	—
Dividends declared and paid	376	—	—	—	(9)	(9)
Stock-based compensation	292,220	—	11	—	—	11
Repurchase of common shares (1)	(1,517,705)	—	(50)	—	—	(50)

Balance at December 31, 2019	56,631,236	$1	$1,483	$1	$303	$1,788

Net income	—	—	—	—	538	538
Total other comprehensive income	—	—	—	46	—	46
Shares issued from the Employee Stock Purchase Plan	181,875	—	—	—	—	—
Dividends declared and paid	729	—	—	—	(11)	(11)
Stock-based compensation	429,874	—	13	—	—	13
CECL adjustment to retained earnings	—	—	—	—	(23)	(23)
Repurchase of common shares (1)	(4,587,647)	—	(150)	—	—	(150)

Balance at December 31, 2020	52,656,067	$1	$1,346	$47	$807	$2,201

Net income	—	—	—	—	533	533
Total other comprehensive income	—	—	—	(12)	—	(12)
Shares issued from the Employee Stock Purchase Plan	106,707	—	—	—	—	—
Dividends declared and paid	485	—	—	—	(13)	(13)
Stock-based compensation	434,391	—	9	—	—	9

Balance at December 31, 2021	53,197,650	$1	$1,355	$35	$1,327	$2,718

(1)	Includes dividend reinvestment shares.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Flagstar Bancorp, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the Years Ended December 31,
	2021	2020	2019
Operating Activities
Net income	$533	$538	$218
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	84	76	70
Provision (benefit) for credit losses	(112)	149	18
Net gain on loan and asset sales	(655)	(971)	(335)
Proceeds from sales of HFS	51,036	41,799	15,866
Origination, premium paid and purchase of loans, net of principal repayments	(51,703)	(48,857)	(32,715)
Net change in:
Other	(361)	(763)	(205)

Net cash used in operating activities	$(1,178)	$(8,029)	$(17,083)

Investing Activities
Proceeds from sale of AFS securities including loans that have been securitized	$2,541	$6,756	$15,873
Collection of principal on investment securities AFS	732	610	184
Purchase of investment securities AFS and other	(408)	(360)	(500)
Collection of principal on investment securities HTM	172	221	106
Proceeds received from the sale of LHFI	79	488	219
Net origination, purchase, and principal repayments of LHFI	2,771	(4,650)	(3,179)
Acquisition of premises and equipment, net of proceeds	(33)	(54)	(61)
Net purchase of FHLB stock	—	(74)	—
Proceeds from the sale of MSRs	147	65	62
Other, net	(21)	(16)	(16)

Net cash provided by investing activities	$5,980	$2,986	$12,688

Financing Activities
Net change in deposit accounts	$(1,964)	$4,826	$2,766
Net change in short-term FHLB borrowings and other short-term debt	(2,020)	(265)	923
Proceeds from increases in FHLB long-term advances and other debt	200	550	550
Repayment of long-term FHLB advances	—	—	(50)
Repayment of long-term debt	(246)	(3)	—
Proceeds from issuance of subordinated debt	—	150	—
Subordinated debt issuance costs	—	(2)	—
Net receipt of payments of loans serviced for others	(319)	165	284
Dividends declared and paid	(13)	(11)	(9)
Stock repurchase	—	(150)	(50)
Other	(2)	(19)	5

Net cash provided by (used in) by financing activities	$(4,364)	$5,241	$4,419

Net increase in cash, cash equivalents and restricted cash (1)	438	198	24

Beginning cash, cash equivalents and restricted cash (1)	654	456	432

Ending cash, cash equivalents and restricted cash (1)	$1,092	$654	$456

Supplemental disclosure of cash flow information
Interest paid on deposits and other borrowings	$70	$133	$230
Income tax payments	$185	$161	$4
Non-cash reclassification of investment securities HTM to AFS	$—	$—	$—
Non-cash reclassification of loans originated LHFI to LHFS	$55	$549	$120
Non-cash reclassification of LHFS to AFS securities	$2,795	$6,761	$15,458
MSRs resulting from sale or securitization of loans	$269	$268	$223

(1)	For further information on restricted cash, see Note 11—Derivatives.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 1 - Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies

Description of Business

Flagstar Bancorp, Inc., is a savings and loan holding company founded in 1993. The Company’s business is primarily conducted through its principal subsidiary, Flagstar Bank, FSB (the “Bank”), a federally chartered stock savings bank founded in 1987. We are one of the largest banks headquartered in Michigan. When we refer to “Flagstar”, “the Company”, “we”, “our”, or “us,” we mean Flagstar Bancorp, Inc. and our consolidated subsidiaries.

The Company is subject to regulation, examination and supervision by the Federal Reserve. The Bank is subject to regulation, examination and supervision by the OCC of the U.S. Department of the Treasury, the CFPB and the FDIC. The Bank is a member of the FHLB of Indianapolis and its deposits are insured by the FDIC through the Deposit Insurance Fund.

Consolidation and Basis of Presentation

Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States. Additionally, where applicable the policies conform to the accounting and reporting guidelines prescribed by regulatory authorities. Certain prior period amounts have been reclassified to conform to the current period presentation. The preparation of the Consolidated Financial Statements, requires Management to make estimates and assumptions that affect reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Actual results could be materially different from these estimates.

On April 26, 2021, it was announced that New York Community Bancorp, Inc. (“NYCB”) and Flagstar had entered into a definitive merger agreement (the “Merger Agreement”) under which the two companies will combine in an all stock merger. Under the terms of the Merger Agreement, Flagstar shareholders will receive 4.0151 shares of NYCB common stock for each Flagstar share they own. The combined company expects to have over $85 billion in assets and operate nearly 400 traditional branches in nine states and over 80 loan production offices across a 28 state footprint. On August 4, 2021, Flagstar’s and NYCB’s shareholders each voted in their respective special meetings of shareholders to approve the proposed business combination. The transaction is subject to customary closing conditions, including regulatory approvals.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand, amounts due from correspondent banks and the FRB, and short-term investments that have a maturity at the date of acquisition of three months or less and are readily convertible to cash. Restricted cash includes cash that the Bank pledges as maintenance margin on centrally cleared derivatives and is included in other assets on the Consolidated Statements of Financial Condition.

Investment Securities

We measure securities classified as AFS at fair value, with unrealized gains and losses, net of tax, included in other comprehensive income (loss) in stockholders’ equity. We recognize realized gains and losses on AFS securities when securities are sold. The cost of securities sold is based on the specific identification method. Any gains or losses realized upon the sale of a security are reported in other noninterest income in the Consolidated Statements of Operations. The fair value of investment securities is based on observable market prices, when available. If observable market prices are not available, our valuations are based on alternative methods, including: quotes for similar fixed-income securities, matrix pricing, or discounted cash flow methods. Fair values are obtained through an independent third party utilizing a pricing service and are compared to independent pricing sources on a quarterly basis. For further information, see Note 2—Investment Securities and Note 20—Fair Value Measurements.

Investment securities HTM are carried at amortized cost and are adjusted for the amortization of premiums and accretion of discounts using the interest method. Transfers of investment securities into the HTM category from the AFS category are accounted for at fair value at the date of transfer. Any related unrealized holding gain (loss), net of tax, that was included in the transfer is retained in other comprehensive income (loss) and is amortized as an adjustment to interest income over the remaining life of the securities.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

We separately evaluate our HTM debt securities for any credit losses. For each of the years in the three-year period ended December 31, 2021, all of our investment securities HTM were issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses; therefore, we apply a zero credit loss assumption to this portfolio and did not record any credit allowance for each of the three years ended December 31, 2021.

We evaluate AFS debt securities where the value has declined below amortized cost for impairment. If we intend to sell or believe it is more likely than not that we will be required to sell the debt security, it is written down to fair value through earnings. For AFS debt securities we intend to hold, we evaluate the debt securities for expected credit losses, except for debt securities that are guaranteed by the U.S. Treasury, U.S. government agencies or sovereign entities of high credit quality for which we apply a zero loss assumption and comprised 82 percent of our AFS portfolio at December 31, 2021. For the remaining AFS securities, any decline in fair value that is related to market factors is recognized in OCI and credit losses are recognized as an increase to the ACL through the credit loss provision. For each of the years in the three-year period ended December 31, 2021, we had no unrealized credit losses.

Investment securities transactions are recorded on the trade date for purchases and sales. Interest earned on investment securities, including the amortization of premiums and the accretion of discounts, are determined using the effective interest method over the period of maturity and recorded in interest income in the Consolidated Statements of Operations. Accrued interest receivable on investment securities totaled $4 million at December 31, 2021 and was reported in Other assets on the Consolidated Statements of Financial Condition.

Loans Held-for-Sale

We classify loans as LHFS when we originate or purchase loans that we intend to sell. We have elected the fair value option for the majority of our LHFS. We estimate the fair value of mortgage loans based on quoted market prices for securities backed by similar types of loans, where available, or by discounting estimated cash flows using observable inputs inclusive of interest rates, prepayment speeds and loss assumptions for similar collateral. Changes in fair value are recorded to other noninterest income on the Consolidated Statements of Operations. LHFS that are recorded at lower of cost or fair value may be carried at fair value on a nonrecurring basis when the fair value is less than cost. For further information, see Note 20—Fair Value Measurements.

Loans that are transferred into the LHFS portfolio from the LHFI portfolio, due to a change in intent, are recorded at the lower of cost or fair value. Gains or losses recognized upon the sale of loans are determined using the specific identification method.

Loans Held-for-Investment

We classify loans that we have the intent and ability to hold for the foreseeable future or until maturity as LHFI. Loans held-for-investment are reported at their amortized cost, which includes the outstanding principal balance adjusted for any unamortized premiums, discounts, deferred fees and costs. Accrued interest receivable on loans held-for-for investment totaled $35 million at December 31, 2021 and was reported in Other assets on the Consolidated Statements of Financial Condition. Premiums and discounts on purchased loans and non-refundable loan origination and commitment fees, net of direct costs of originating or acquiring loans, are deferred and recognized over the life of the related loans as an adjustment to the loans’ effective yield, which is included in interest income on loans in the Consolidated Statements of Operations.

Loans originally classified as LHFS, for which we have elected the fair value option, and subsequently transferred to LHFI continue to be measured and reported at fair value on a recurring basis. Changes in fair value are recorded to other noninterest income on the Consolidated Statements of Operations. The fair value of these loans is determined using the same methods described above for LHFS. For further information, see Note 20—Fair Value Measurements.

When loans originally classified as LHFS or as LHFI are reclassified due to a change in intent or ability to hold, cash flows associated with the loans are classified in the Consolidated Statements of Cash Flows as operating or investing, in accordance with the initial classification of the loans.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Past Due, Impaired and Modified (Troubled Debt Restructuring) Loans

Loans are considered to be past due when any payment of principal or interest is 30 days past the scheduled payment date. While it is the goal of Management to collect on loans, we attempt to work out a satisfactory repayment schedule or modification with past due borrowers and will undertake foreclosure proceedings if the delinquency is not satisfactorily resolved. Our practices regarding past due loans are designed to both assist borrowers in meeting their contractual obligations and minimize losses incurred by the bank.

We cease the accrual of interest on all classes of consumer and commercial loans upon the earlier of, becoming 90 days past due, or when doubt exists as to the ultimate collection of principal or interest (classified as nonaccrual or NPLs). When a loan is placed on nonaccrual status, the accrued interest income is reversed against interest income and the loan may only return to accrual status when principal and interest become current and are anticipated to be fully collectible. We do not measure an ACL for accrued interest receivables as accrued interest is written off in a timely manner.

Loans are considered impaired if it is probable that payment of all interest and principal will not be made in accordance with the original contractual terms of the loan agreement or when any portion of principal or interest is 90 days past due. This classification includes both performing and nonperforming modified loans. For further information, see Note 4—Loans Held-for-Investment.

When a loan is considered impaired, the accrual of interest income is discontinued until the receipt of principal and interest is no longer in doubt. Interest income is recognized on impaired loans using a cost recovery method unless amounts contractually due are not in doubt. Cash received on nonperforming impaired loans is applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

Loan Modifications (Troubled Debt Restructurings)

We may modify certain loans in both our consumer and commercial loan portfolios to retain customers or to maximize collection of the outstanding loan balance. We have programs designed to assist borrowers by extending payment dates or reducing the borrower’s contractual payments. All loan modifications are made on a case-by-case basis. Our standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis and collateral valuations. TDRs result in those instances in which a borrower demonstrates financial difficulty and for which a concession has been granted, including reductions of interest rates, extensions of amortization periods, principal and/or interest forgiveness and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. These loans are classified as nonperforming TDRs if the loan was nonperforming prior to the restructuring, or based upon the results of a contemporaneous credit evaluation. Such loans will continue on nonaccrual status until the borrower has established a willingness and ability to make the restructured payments for at least six months, after which they will be classified as performing TDRs and will begin to accrue interest. Performing and nonperforming TDRs remain impaired as interest and principal will not be received in accordance with the original contractual terms of the loan agreement.

Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, but may give rise to potential incremental losses. We measure impairments using a discounted cash flow method for performing TDRs and measure impairment based on collateral values for collateral-dependent nonperforming TDRs.

Beginning in March 2020, as a response to COVID-19, we offered our consumer borrowers principal and interest payment deferrals, forbearance and/or extensions up to a maximum period of 18 months. We considered these programs in the context of whether or not the short-term modifications of these loans would constitute a TDR. We considered the CARES Act, interagency guidance and related guidance from the FASB, which provided that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not required to be accounted for as TDRs. As a result, we have determined that loan forbearance, modifications, deferrals and extensions made under these COVID-19 programs are not TDRs.

Allowance for Credit Losses on Loans

We determine the estimate of the ACL on at least a quarterly basis. The ACL represents Management’s estimate of expected lifetime losses in our LHFI portfolio, excluding loans carried under the fair value option. In addition, we record a reserve for expected lifetime losses on our unfunded commitments—see Reserve for Unfunded Commitments section below. Therefore, we record ALLL on relevant financial assets and a reserve for unfunded commitments on our Consolidated Statements of Financial Condition, collectively referred to as the ACL.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual terms exclude expected extensions, renewals, and modifications unless the following applies: Management has a reasonable expectation at the reporting date that a TDR will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by us.

The ACL is impacted by changes in asset quality of the portfolio, including but not limited to increases in risk rating changes in our commercial portfolio, borrower delinquencies, changes in FICO scores or changes in LTVs in our consumer portfolio. In addition, while we have incorporated our forecasted impact of COVID-19 into our ACL, the ultimate impact of COVID-19 is still uncertain, including how long economic activity will be impacted by the pandemic and what effect the unprecedented levels of government fiscal and monetary actions will have on the economy and our credit losses.

Specifically identified component. The specifically identified component of ACL related to performing TDR loans is generally measured as the difference between the recorded investment in the specific loan and the present value of the cash flows expected to be collected, discounted at the loan’s original effective interest rate. Estimating the timing and amounts of future cash flow projections is highly judgmental and based upon assumptions including default rates, prepayment probability and loss severities. All of these estimates and assumptions require significant management judgment and certain assumptions are highly subjective.

Specifically identified collateral dependent NPL loans are generally measured as the difference between the recorded investment in the impaired loan and the underlying collateral value less estimated costs to sell. These estimates are dependent on third-party property valuations which may be influenced by factors such as the current and future level of home prices, the duration of current overall economic conditions, and other macroeconomic and portfolio-specific factors.

Model-based component. A general allowance is established for lifetime losses inherent on non-impaired loans by segmenting the portfolio based upon common risk characteristics. Our consumer loan portfolio is segmented into Residential First Mortgage, Home Equity and Other Consumer. Loan characteristics impacting these segments include lien position, credit quality, and loan structure. At a high-level, our commercial loans are segmented into Commercial Real Estate, Commercial and Industrial, and Warehouse Lending. Loan characteristics impacting these segments include credit quality and loan structure.

We measure the allowance using the applicable dual risk rating model which measures probability of default, loss given default and exposure at default. As of December 31, 2021, we utilized the Moody’s November 2021 economic scenarios in our forecast, which were materially consistent with the December scenarios: a growth forecast, weighted at 30 percent; a baseline forecast, weighted at 40 percent; and an adverse forecast, weighted at 30 percent. Within our composite forecast, unemployment ends 2021 at 5 percent and will recover slightly in 2022, ending the year just under 5 percent. GDP continues to recover throughout 2022 and returns to pre-COVID levels in 2023. HPI decreases by just over 1 percent compared to 2021 year-end levels through the second quarter of 2022 before returning to 2021 year-end levels by the third quarter of 2022. In 2021, we judgmentally decreased our qualitative reserves by $65 million which primarily reflected our best estimates of COVID-19’s impact on our portfolios (including the estimated impact of government stimulus, forbearance/payment holidays, and Fed programs. This decline was primarily driven by a decrease in the model output from Moody’s adverse scenario, improvement in credit performance of previously identified industries and borrowers we believed could be more exposed to the stressful conditions in our forecast and decreased loans in forbearance.

Qualitative adjustments. The specifically identified component analysis and the output of the model provide a reasonable starting point for our analysis, but do not, by themselves, form a sufficient basis to determine the appropriate level for the ACL. We therefore consider the qualitative factors that are likely to cause the ACL associated with our existing portfolio to differ from the output of the model. The most significant qualitative factors considered include changes in economic and business conditions, changes in nature and volume of portfolio and changes in the volume and severity of past due loans. The application of different inputs into the model calculation and the assumptions used by Management to adjust the model calculation are subject to significant management judgment and may result in actual credit losses that differ from the originally estimated amounts.

Reserve for Unfunded Commitments

We estimate expected credit losses over the contractual period in which we are exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by us. The ACL on unfunded commitments is adjusted as a provision for credit loss expense within the provision (benefit) for credit losses on the Consolidated Statements of

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Operations and is recorded in other liabilities on the Consolidated Statements of Financial Condition. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The reserve for unfunded commitments is included in other liabilities on the Consolidated Statements of Financial Condition.

These credit exposures include unfunded loans with available balances, new commitments to lend that are not yet funded, and standby and commercial letters of credit. For further information, see Note 19 – Legal Proceedings, Contingencies and Commitments.

Transfers of Financial Assets

Our recognition of gain or loss on the sale of loans for which we surrender control is accounted for as a sale to the extent that 1) the transferred assets are legally isolated from us or our consolidated affiliates, even in bankruptcy or other receivership, 2) the transferee has the right to pledge or exchange the assets with no conditions that constrain the transferee and provide more than a trivial benefit to the Company and 3) we do not maintain the obligation or unilateral ability to reclaim or repurchase the assets. If the sale criteria are met, the transferred financial assets are removed from the Consolidated Statements of Financial Condition and a gain or loss on sale is recognized.

Variable Interest Entities

An entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. An entity is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. For further information, see Note 7 - Variable Interest Entities.

Repossessed Assets

Repossessed assets include one-to-four family residential property, commercial property and one-to-four family homes under construction that were acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Repossessed assets are initially recorded in other assets at the estimated fair value of the collateral less estimated costs to sell. Losses arising from the initial acquisition of such properties are charged against the allowance for loan losses at the time of transfer. Subsequent valuation adjustments to reflect fair value, as well as gains and losses on disposal of these properties, are charged to general, administrative and other within noninterest expense in the Consolidated Statements of Operations as incurred. For further information, see Note 6—Repossessed Assets and Note 20—Fair Value Measurements.

Loans with Government Guarantees

We originate government guaranteed loans which are pooled and sold as Ginnie Mae MBS. Pursuant to Ginnie Mae servicing guidelines, we have the unilateral right to repurchase loans securitized in Ginnie Mae pools that are due, but unpaid, for three consecutive months. As a result, once the delinquency criteria have been met, and regardless of whether the repurchase option has been exercised, we account for the loans as if they had been repurchased. We recognize the loans and corresponding liability as loans with government guarantees and loans with government guarantees repurchase options, respectively, in the Consolidated Statements of Financial Condition. If the loan is repurchased, the liability is cash settled and the loan with government guarantee remains. Once repurchased, we work to cure the outstanding loans such that they are re-eligible for sale or may begin foreclosure and recover losses through a claims process with the government agency, as an approved lender.

Federal Home Loan Bank Stock

We own stock in the FHLB of Indianapolis, as required to permit us to obtain membership in and to borrow from the FHLB. The stock is redeemable at par and is carried at cost as no market quotes exist for the stock.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which generally ranges from three to thirty years. Capitalized software is amortized on a straight-line basis over its useful life, which generally ranges from three years to seven years. Software expenditures and repair and maintenance costs that are considered general, administrative, or of a maintenance nature are expensed as incurred.

Goodwill and Intangible Assets

The excess of the cost of an acquisition over the fair value of the net assets acquired consists primarily of goodwill, core deposit intangibles and other identifiable intangible assets.

Goodwill is not amortized, but rather tested annually for impairment, or more frequently as events occur or circumstances change that would indicate the fair value is below the carrying amount. The Company may assess qualitative factors to determine whether it is more-likely-than-not the fair value is less than its carrying amount. If the Company concludes based on the qualitative assessment that goodwill may be impaired, a quantitative one-step impairment test would then be applied. An impairment loss would be recognized for any excess of carrying value over the fair value of the goodwill.

Intangible assets subject to amortization are amortized over the estimated life, using a method that approximates the time the economic benefits are realized by the Company. Intangible assets are reviewed for impairment only when there is a trigger event or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Amortization expense on intangible assets was $11 million and $13 million for the years ended December 31, 2021 and December 31, 2020, respectively. The estimated future aggregate amortization expense on intangible assets for the years ended 2022, 2023, and 2024 is $9 million, $7 million, and $6 million respectively.

Mortgage Servicing Rights

We purchase and originate mortgage loans for sale to the secondary market and sell the loans on either a servicing-retained or servicing-released basis. If we retain the right to service the loan, an MSR is created at the time of sale which is recorded at fair value. We use an internal valuation model that utilizes an option-adjusted spread, constant prepayment speeds, costs to service and other assumptions to determine the fair value of MSRs.

Management obtains third-party valuations of the MSR portfolio on a quarterly basis from independent valuation services to assess the reasonableness of the fair value calculated by our internal valuation model. Changes in the fair value of our MSRs are reported on the Consolidated Statements of Operations in net return on mortgage servicing. For further information, see Note 10—Mortgage Servicing Rights and Note 20—Fair Value Measurements.

We periodically enter into agreements to sell certain of our MSRs, which qualify as sales transactions. A transfer of servicing rights related to loans previously sold qualifies as a sale at the date on which title passes if substantially all risks and rewards of ownership have irrevocably passed to the transferee and any protection provisions retained by the transferor are minor and can be reasonably estimated. In addition, if a sale is recognized and only minor protection provisions exist, a liability is accrued for the estimated obligation associated with those provisions.

Leases

Effective January 1, 2019, we adopted the requirements of ASU 2016-02, Leases (Topic 842) and all related amendments. The Company elected to apply the practical expedient of forgoing the restatement of comparative periods. In addition, we elected the practical expedients permitted under transition guidance to not reassess leases entered into prior to adoption. As permitted under ASC 842, the Company made an accounting policy election to exempt leases with an initial term of twelve months or less from balance sheet recognition. Instead, short-term leases are expensed over the lease term with no impact to the balance sheet.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

At December 31, 2019, our inventory of leases included various bank branches, ATM locations and retail home lending offices. Many of our leases contain options to extend or terminate early and we consider these options when evaluating the lease term to determine if they are reasonably certain to be exercised based on all relevant economic and financial factors. Lease rental expense totaled approximately $15 million, $13 million, and $12 million for the years ended December 31, 2021, 2020 and 2019, respectively. All leases are classified as operating leases based on their terms.

The following table reflects information relating to our operating leases:

December 31, 2021
(Dollars in millions)
Operating Leases (1)
Weighted-average remaining lease term (years)	3.66
Weighted-average discount rate	1.3%
Right-of-use asset (2)	$18
Lease liability (3)	$21

(1)	Lease expense on operating leases includes a de-minimis amount of short-term lease expense and variable lease expense.
(2)	Recorded in premises and equipment on the Consolidated Statements of Financial Condition.
(3)	Recorded in other liabilities on the Consolidated Statements of Financial Condition.

The following table presents our undiscounted cash flows on our operating lease liabilities as of December 31, 2021 and our minimum contractual obligations on our operating leases as of December 31, 2020:

	December 31, 2021	December 31, 2020

	(Dollars in millions)
Within one year	$9	$9
After one year and within two years	8	8
After two years and within three years	5	5
After three years and within four years	4	3
After four years and within five years	2	2
After five years	1	1

Total (1)	$29	$28

(1)	The difference between the total undiscounted cash payments on operating leases and the lease liability is solely the effect of discounting.

Servicing Fee Income

Servicing fee income, late fees and ancillary fees received on loans for which we own the MSR are included in net return on mortgage servicing rights on the Consolidated Statements of Operations. The fees are based on the outstanding principal and are recorded as income when earned. Subservicing fees, which are included in loan administration income on the Consolidated Statements of Operations, are based on a contractual monthly amount per loan including late fees and other ancillary income.

Revenue from Contracts with Customers

Under the guidance of the Revenue from Contracts with Customers (Topic 606), an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration received in exchange for those goods or services.

Revenue is recognized when obligations, under the terms of a contract with our customer, are satisfied, which generally occurs when services are performed. Revenue is measured as the amount of consideration we expect to receive in exchange for providing services.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The disaggregation of our revenue from contracts with customers is provided below:

		For the Years Ended December 31,
	Location of Revenue (1)	2021	2020

		(Dollars in millions)
Deposit account and other banking income	Deposit fees and charges	$22	$21
Debit card interchange fees	Deposit fees and charges	12	11
Credit card interchange fees	Other noninterest income	1	1
Wealth management	Other noninterest income	8	8

Total		$43	$41

(1)	Recognized within the Community Banking segment.

Deposit account and other banking income - We charge depositors various deposit account service fees including those for outgoing wires, overdrafts, stop payments, and ATM fees. These fees are generated from a depositor’s option to purchase services offered under the contract and are only considered a contract when the depositor exercises their option to purchase these account services. Therefore, we deem the term of our contracts with depositors to be day-to-day and do not extend beyond the services already provided. Deposit account and other banking fees are recorded at the point in time we perform the requested service.

Interchange income - We collect interchange fee income when debit cards that we have issued to our customers, are used in merchant transactions. Our performance obligation is satisfied and revenue is recognized at the point we initiate the payment of funds from a customer’s account to a merchant account.

Merchant fee income - We receive a percentage of merchant fees based upon card transactions processed through point-of-sale terminals at referred merchant locations. Our performance obligation is satisfied when our referral of a merchant to a payment processing vendor results in an executed agreement between the merchant and the vendor. Merchant fee revenue is recognized as received.

Wealth management revenue - We earn commission income through a revenue share program based on a tiered percentage of total gross commissions generated from the sales of investment and insurance services to Flagstar customers. Commissions are earned and our performance obligation has been satisfied at the point of sale or trade execution. Our portion of earned commissions is calculated, paid and recognized as revenue on a monthly basis.

We also earn revenue from portfolio management services. We receive payment in advance for portfolio management services at the beginning of each quarter for services to be performed over the quarter which results an insignificant revenue liability. We recognize this revenue over the quarter on a straight-line basis, as we believe this is the most appropriate method to measure progress towards satisfaction of the performance obligation.

Derivatives

We utilize derivative instruments to manage the fair value changes in our MSRs, interest rate lock commitments and LHFS portfolio which are exposed to price and interest rate risk; facilitate asset/liability management; minimize the variability of future cash flows on long-term debt; and to meet the needs of our customers. All derivatives are recognized on the Consolidated Statements of Financial Condition as other assets and liabilities, as applicable, at their estimated fair value.

For those derivatives designated as qualified cash flow hedges, changes in the fair value of the derivatives, to the extent effective as a hedge, are recorded in accumulated other comprehensive income, net of income taxes, and reclassified into earnings concurrently with the earnings of the hedged item. For derivative instruments designated as qualified fair value hedges, which are used to hedge the exposure of fair value changes of an asset or liability attributable to a particular risk, the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period. For all other derivatives, changes in the fair value of the derivative are recognized immediately in earnings. A majority of these derivatives are subject to master netting agreements and cleared through a Central Counterparty Clearing House, which mitigates non-performance risk with counterparties and enables us to settle activity on a net basis.

We use interest rate swaps, swaptions, futures and forward loan sale commitments to mitigate the impact of fluctuations in interest rates and interest rate volatility on the fair value of the MSRs. Changes in their fair value are reflected in current period earnings under the net return on mortgage servicing asset. These derivatives are valued based on quoted prices for similar assets in an active market with inputs that are observable.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

We also enter into various derivative agreements with customers and correspondents in the form of interest rate lock commitments and forward purchase contracts which are commitments to originate or purchase mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. The derivatives are valued using internal models that utilize market interest rates and other unobservable inputs. Changes in the fair value of these commitments due to fluctuations in interest rates are economically hedged through the use of forward loan sale commitments of MBS. The gains and losses arising from this derivative activity are reflected in current period earnings under the net gain on loan sales.

We may utilize interest rate swaps to hedge the forecasted cash flows from our underlying variable-rate FHLB advances and forecasted FHLB advances in qualifying cash flow hedge accounting relationships. Changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income on the Consolidated Statement of Financial Condition and reclassified into interest expense concurrently with the interest expense on the debt. Interest rate swaps are valued based on quoted prices for similar assets in an active market with inputs that are observable. These hedges are evaluated for effectiveness using regression analysis at the time they are designated and then qualitatively throughout the remaining hedge period unless a change in facts and circumstances is identified. For forecasted FHLB advances being hedged, we evaluate the likelihood of the transaction occurring based on the current facts and circumstances each reporting period to ensure the hedge relationship still qualifies for hedge accounting. If we de-designate a hedge relationship or determine that an interest rate swap no longer qualifies for hedge accounting, changes in fair value are no longer recorded in other comprehensive income. The effective amounts previously recorded in other comprehensive income are recognized in earnings over the remaining life of the hedged item as an adjustment to yield, until the point it is determined that the underlying transaction is probable to not occur, at which point it is reclassified immediately into earnings.

We utilize interest rate swaps to manage fair value changes of our fixed-rate FHLB advances, certain HFI residential first mortgages and certain AFS securities in qualifying fair value hedge accounting relationships. Interest rate swaps are valued based on quoted prices for similar assets in an active market with inputs that are observable. Changes in the fair value of derivatives designated as fair value hedges, and changes in value attributable to the benchmark interest rate of the hedged item, are recognized in current period earnings and as a basis adjustment to the hedged item and hedging instrument. These hedges are evaluated for effectiveness using regression analysis at the time they are designated and then qualitatively throughout the hedge period unless a change in facts and circumstances is identified. If the Company determines an interest rate swap no longer qualifies for fair value hedge accounting or is de-designated, the hedged item will no longer be adjusted for changes in fair value and the amounts previously recorded as a basis adjustment are recognized in earnings over the remaining life of the hedged item as an adjustment to yield. If a previously hedged item is extinguished or sold, the remaining basis adjustment of the hedged item for prior fair value hedges will be reclassified to current period earnings.

To assist our customers in meeting their needs to manage interest rate risk, we enter into interest rate swap derivative contracts. To economically hedge this risk, we enter into offsetting derivative contracts to effectively eliminate the interest rate risk associated with these contracts.

For additional information regarding the accounting for derivatives, see Note 11—Derivative Financial Instruments and for additional information on recurring fair value disclosures, see Note 20—Fair Value Measurements.

Income Taxes

Current income tax expense represents our estimated taxes to be paid or refunded for the current period. Deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. DTAs and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on DTAs and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. We evaluate our DTAs to determine if, based on all available evidence, it is more likely than not that they will be realized. If it is determined that it is more likely than not that the deferred taxes will not be realized, we establish a valuation allowance. For further information, see Note 17—Income Taxes.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Representation and Warranty Reserve

When we sell mortgage loans into the secondary mortgage market, we make customary representations and warranties to the purchasers about various characteristics of each loan. Upon the sale of a loan, we recognize a liability for that guarantee at its fair value as a reduction of our net gain on loan sales. Subsequent to the sale, the liability is re-measured on an ongoing basis based upon an estimate of probable future losses. An estimate of the fair value of the guarantee associated with the mortgage loans is recorded in other liabilities in the Consolidated Statements of Financial Condition, and was $4 million at December 31, 2021, as compared to $7 million at December 31, 2020.

Advertising Costs

Advertising costs are expensed in the period they are incurred and are included as part of general, administrative and other noninterest expense in the Consolidated Statements of Operations. Advertising expenses totaled $26 million, $22 million, and $25 million, for the years ended December 31, 2021, 2020 and 2019, respectively.

Stock-Based Compensation

All share-based payments to employees, including restricted stock units, are classified as equity with expenses being recognized in compensation and benefits in the Consolidated Statements of Operations based on their fair values. The amount of compensation is measured at the grant date and is expensed over the requisite service period, which is normally the vesting period with forfeitures being recognized as they occur. In addition to share-based payments to employees, the discount provided to employees through the Employee Stock Purchase Plan is also recognized as stock-based compensation. For further information, see Note 16—Stock-Based Compensation.

Recently Issued Accounting Pronouncements

Adoption of New Accounting Standards

The following ASUs have been adopted which impact our accounting policies and/or have a financial impact:

Credit Losses - Effective January 1, 2020, we have adopted the requirements of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) and all related amendments using the modified retrospective method for all financial assets measured at amortized cost, net investments in leases and unfunded commitments. The measurement of current expected credit losses should be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. We recorded a net decrease to retained earnings of $23 million as of January 1, 2020 for the cumulative effect of adopting ASC 326.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table illustrates the impact of adopting ASC 326:

	January 1, 2020
	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326

	(Dollars in millions)
Assets:
Allowance for loan losses	$107	$23	$130
Liabilities:
Reserve for unfunded commitments	$3	$7	$10

We adopted the following ASUs during 2021, none of which had a material impact to our financial statements:

Standard	Description	Effective Date
ASU 2021-06	Presentation of Financial Statements (Topic 205), Financial Services—Depository and Lending (Topic 942), and Financial Services—Investment Companies (Topic 946): Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants (SEC Update)	July 1, 2021
ASU 2021-01	Reference Rate Reform (Topic 848): Scope	January 1, 2021
ASU 2019-12	Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes	January 1, 2021

Note 2 - Investment Securities

The following table presents our investment securities:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(Dollars in millions)
December 31, 2021
Available-for-sale securities
Agency - Commercial	$739	$8	$—	$747
Agency - Residential	690	9	(3)	696
Corporate debt obligations	70	3	—	73
Municipal obligations	20	—	—	20
Other MBS	268	—	(1)	267
Certificate of deposit	1	—	—	1

Total available-for-sale securities (1)	$1,788	$20	$(4)	$1,804

Held-to-maturity securities
Agency - Commercial	$99	$1	$—	$100
Agency - Residential	106	3	—	109

Total held-to-maturity securities (1)	$205	$4	$—	$209

December 31, 2020
Available-for-sale securities
Agency - Commercial	$1,018	$43	$—	$1,061
Agency - Residential	707	28	—	735
Corporate debt obligations	75	2	—	77
Municipal obligations	27	1	—	28
Other MBS	42	—	—	42
Certificate of deposit	1	—	—	1

Total available-for-sale securities (1)	$1,870	$74	$—	$1,944

Held-to-maturity securities
Agency - Commercial	$193	$7	$—	$200
Agency - Residential	184	9	—	193

Total held-to-maturity securities (1)	$377	$16	$—	$393

(1)	There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10 percent of stockholders’ equity at December 31, 2021 or December 31, 2020.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

We evaluate AFS debt securities where the value has declined below amortized cost for impairment. If we intend to sell or believe it is more likely than not that we will be required to sell the debt security, it is written down to fair value through earnings. For AFS debt securities that we intend to hold, we evaluate the debt securities for expected credit losses, except for debt securities that are guaranteed by the U.S. Treasury, U.S. government agencies or sovereign entities of high credit quality for which we apply a zero loss assumption, and which comprised 82% of our AFS portfolio as of December 31, 2021. For the remaining AFS securities, credit losses are recognized as an increase to the ACL through the credit loss provision. If any of the decline in fair value is related to market factors, that amount is recognized in OCI. We had no unrealized credit losses during the years ended December 31, 2021, 2020 and 2019.

We separately evaluate our HTM debt securities for any credit losses. As of December 31, 2021 and December 31, 2020, our entire HTM portfolio qualified for the zero loss assumption as all securities are guaranteed by the U.S. Treasury or U.S. government agencies.

Investment securities transactions are recorded on the trade date for purchases and sales. Interest earned on investment securities, including the amortization of premiums and the accretion of discounts, is determined using the effective interest method over the period of maturity and recorded in interest income in the Consolidated Statements of Operations. Accrued interest receivable on investment securities totaled $4 million at December 31, 2021 and $5 million at December 31, 2020, and was reported in other assets on the Consolidated Statements of Financial Condition.

Available-for-sale securities

Securities AFS are carried at fair value. Unrealized gains and losses on AFS securities are reported as a component of other comprehensive income.

We purchased $408 million of AFS securities, which were comprised of U.S. government sponsored agency MBS, certificates of deposit, and corporate debt obligations during the year-ended December 31, 2021. In addition, we retained $254 million in our own private MBS during the twelve months ended December 31, 2021. We retained $18 million of passive interest in our own private MBS during the twelve months ended December 31, 2020.

There were no sales of AFS securities during the twelve months ended December 31, 2021 and 2020, other than those related to mortgage loans that had been securitized for sale in the normal course of business. During the year-ended December 31, 2019, we sold $432 million of AFS securities, which resulted in a gain of $7 million.

Held-to-maturity securities

Investment securities HTM are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method. Unrealized losses are not recorded to the extent they are temporary in nature.

There were no purchases or sales of HTM securities during the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table summarizes the unrealized loss positions on available-for-sale and held-to-maturity investment securities, by duration of the unrealized loss:

	Unrealized Loss Position with Duration 12 Months and Over			Unrealized Loss Position with Duration Under 12 Months
	Fair Value	Number of Securities	Unrealized Loss	Fair Value	Number of Securities	Unrealized Loss

	(Dollars in millions)
December 31, 2021
Available-for-sale securities
Agency - Commercial	$4	2	$—	$143	9	$—
Agency - Residential	—	—	—	291	19	(3)
Municipal obligations	—	—	—	3	1	—
Corporate debt obligations	—	—	—	—	—	—
Other mortgage-backed securities	—	1	—	147	5	(1)
Held-to-maturity securities
Agency - Commercial	$—	—	$—	$—	1	$—
Agency - Residential	—	—	—	—	—	—
December 31, 2020
Available-for-sale securities
Agency - Commercial	$3	1	$—	$7	2	$—
Agency - Residential	—	—	—	—	1	—
Corporate debt obligations	—	—	—	10	3	—
Other mortgage-backed securities	—	—	—	—	1	—
Held-to-maturity securities
Agency - Residential	—	—	—	2	3	—

Unrealized losses on available-for-sale securities have not been recognized into income because almost all of the portfolio held by us are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. The remaining unrealized losses on available-for-sale securities are municipal securities and corporate debt obligations, all of which are considered investment grade or are de minimis. The fair value is expected to recover as the bonds approach maturity.

The following table shows the amortized cost and estimated fair value of securities by contractual maturity:

	Investment Securities Available-for-Sale			Investment Securities Held-to-Maturity
	Amortized Cost	Fair Value	Weighted- Average Yield (1)	Amortized Cost	Fair Value	Weighted- Average Yield (1)

	(Dollars in millions)
December 31, 2021
Due in one year or less	$6	$6	2.15%	$6	$6	2.29%
Due after one year through five years	7	7	4.19%	3	3	2.86%
Due after five years through 10 years	224	231	2.84%	3	3	2.07%
Due after 10 years	1,551	1,560	2.24%	193	197	2.49%

Total	$1,788	$1,804		$205	$209

(1)	Weighted-average yields are based on amortized cost weighted for the contractual maturity of each security.

We pledge investment securities, primarily agency collateralized and municipal taxable mortgage obligations, to collateralize lines of credit and/or borrowings. We had pledged investment securities of $1.5 billion and $0.2 billion at December 31, 2021 and 2020, respectively.

Note 3 - Loans Held-for-Sale

The majority of our mortgage loans originated as LHFS are ultimately sold into the secondary market on a whole loan basis or by securitizing the loans into agency, government, or private label mortgage-backed securities. At December 31, 2021 and 2020, LHFS totaled $5.1 billion and $7.1 billion, respectively. For the years ended December 31, 2021, 2020 and 2019, we had net gains on loan sales associated with LHFS of $655 million, $969 million, and $333 million, respectively.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

At December 31, 2021 and 2020, residential LHFS of $116 million and $30 million, respectively and commercial LHFS of $18 million and $57 million, respectively, were recorded at the lower of cost or fair value. We elected the fair value option for the remainder of the loans in this portfolio.

Note 4 - Loans Held-for-Investment

We classify loans that we have the intent and ability to hold for the foreseeable future or until maturity as LHFI. We report LHFI at their amortized cost, which includes the outstanding principal balance adjusted for any unamortized premiums, discounts, deferred fees and costs. The accrued interest receivable on LHFI totaled $35 million at December 31, 2021 and $43 million at December 31, 2020 and was reported in other assets on the Consolidated Statements of Financial Condition.

The following table presents our LHFI:

	December 31, 2021	December 31, 2020

	(Dollars in millions)
Consumer loans
Residential first mortgage	$1,536	$2,266
Home equity	613	856
Other	1,236	1,004

Total consumer loans	3,385	4,126

Commercial loans
Commercial real estate	3,223	3,061
Commercial and industrial	1,826	1,382
Warehouse lending	4,974	7,658

Total commercial loans	10,023	12,101

Total loans held-for-investment	$13,408	$16,227

The following table presents the UPB of our loan sales and purchases in the LHFI portfolio:

	For the Year-Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Loans Sold (1)
Performing loans	$92	$492	$217

Total loans sold	$92	$492	$217

Net gain associated with loan sales (2)	$—	$3	$2
Loans Purchased
Home equity	—	—	249
Other consumer (3)	—	63	51

Total loans purchased	$—	$63	$300

Premium associated with loans purchased	$—	$—	$11

(1)	Upon a change in our intent, the loans were transferred to LHFS and subsequently sold.
(2)	Recorded in net gain on loan sales on the Consolidated Statement of Operations.
(3)	Does not include point of sale flow consumer loans.

We have pledged certain LHFI, LHFS, and LGG to collateralize lines of credit and/or borrowings with the FRB of Chicago and the FHLB of Indianapolis. At December 31, 2021 and 2020, we pledged loans of $9.9 billion and $11.6 billion, respectively.

As of December 31, 2021, we utilized the Moody’s November 2021 economic scenarios in our forecast, which were materially consistent with the December scenarios: a growth forecast, weighted at 30 percent; a baseline forecast, weighted at 40 percent; and an adverse forecast, weighted at 30 percent. The resulting composite forecast for the fourth quarter of 2021 was improved as compared to the scenario used in the third quarter 2021. Unemployment ends 2021 at 5 percent and will continue to recover in 2022. GDP continues to recover in the last quarter of 2021 and returns to pre-COVID levels in 2023. HPI decreases slightly through 2022, at a lower rate as compared to the scenario used in the third quarter of 2021.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table presents changes in the ALLL, by class of loan:

	Residential First Mortgage (1)	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total

	(Dollars in millions)
Year-Ended December 31, 2021
Beginning balance	$49	$25	$39	$84	$51	$4	$252
Provision (benefit)	(6)	(12)	(1)	(56)	(26)	—	$(101)
Charge-offs	(5)	(1)	(4)	—	(9)	—	(19)
Recoveries	2	2	2	—	16	—	22

Ending allowance balance	$40	$14	$36	$28	$32	$4	$154

Year-Ended December 31, 2020
Beginning balance, prior to adoption of ASC 326	$22	$14	$6	$38	$22	$5	$107
Impact of adopting ASC 326	25	12	10	(14)	(6)	(4)	$23
Provision (benefit)	8	(2)	26	60	36	3	$131
Charge-offs	(6)	(3)	(5)	—	(1)	—	(15)
Recoveries	—	4	2	—	—	—	6

Ending allowance balance	$49	$25	$39	$84	$51	$4	$252

Year-Ended December 31, 2019
Beginning balance	$38	$15	$3	$48	$18	$6	$128
Provision (benefit)	(14)	(1)	10	(10)	34	(1)	$18
Charge-offs	(3)	(2)	(7)	—	(31)	—	(43)
Recoveries	1	2	—	—	1	—	4

Ending allowance balance	$22	$14	$6	$38	$22	$5	$107

(1)	Includes LGG.

The ALLL was $154 million at December 31, 2021 and $252 million at December 31, 2020. The decrease in the allowance is primarily reflective of changes in our economic forecast and judgment we applied related to those forecasts and underlying borrower credit as a result of the ongoing COVID-19 pandemic.

Loans are considered to be past due when any payment of principal or interest is 30 days past the scheduled payment date. While it is the goal of Management to collect on loans, we attempt to work out a satisfactory repayment schedule or modification with past due borrowers and will undertake foreclosure proceedings if the delinquency is not satisfactorily resolved. Our practices regarding past due loans are designed to both assist borrowers in meeting their contractual obligations and minimize losses incurred by the Bank.

Beginning in March 2020, as a response to COVID-19, customers facing COVID-19 related difficulties were offered forbearance in an effort to help our borrowers get to the other side of the health crisis. As these loans reach the end of their forbearance period, we have been working with each customer to modify or refinance the outstanding loan to fit their new circumstances.

We cease the accrual of interest on all classes of consumer and commercial loans upon the earlier of becoming 90 days past due, or when doubt exists as to the ultimate collection of principal or interest (classified as nonaccrual or NPLs). When a loan is placed on nonaccrual status, the accrued interest income is reversed and the loan may only return to accrual status when principal and interest become current and are anticipated to be fully collectible. We do not consider accrued interest receivable in our measurement of the ACL as accrued interest is written-off in a timely manner when the loan is placed on nonaccrual. We are not aging receivables for customers who have been granted a payment deferral in response to COVID-19 which remain in the aging category they were in at the time of payment deferral. We continue to accrue interest on these loans, consistent with our forbearance programs.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table sets forth the LHFI aging analysis of past due and current loans:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due (1)	Total Past Due	Current	Total LHFI (3)(4)(5)

	(Dollars in millions)
December 31, 2021
Consumer loans
Residential first mortgage	$14	$34	$49	$97	$1,439	$1,536
Home equity	8	1	9	18	595	613
Other	4	1	4	9	1,227	1,236

Total consumer loans	26	36	62	124	3,261	3,385
Commercial loans
Commercial real estate	—	—	—	—	3,223	3,223
Commercial and industrial	—	—	32	32	1,794	1,826
Warehouse lending	—	—	—	—	4,974	4,974

Total commercial loans	—	—	32	32	9,991	10,023

Total loans (2)	$26	$36	$94	$156	$13,252	$13,408

December 31, 2020
Consumer loans
Residential first mortgage	$4	$4	$31	$39	$2,227	$2,266
Home equity	1	1	5	7	849	856
Other	4	1	2	7	997	1,004

Total consumer loans	9	6	38	53	4,073	4,126
Commercial loans
Commercial real estate	20	—	3	23	3,038	3,061
Commercial and industrial	1	—	15	16	1,366	1,382
Warehouse lending	—	—	—	—	7,658	7,658

Total commercial loans	21	—	18	39	12,062	12,101

Total loans (2)	$30	$6	$56	$92	$16,135	$16,227

(1)	Includes less than 90 days past due performing loans which are placed in nonaccrual. Interest is not being accrued on these loans.
(2)	Includes $9 million and $8 million of past due loans accounted for under the fair value option at December 31, 2021 and 2020, respectively.
(3)	Collateral dependent loans totaled $108 million and $80 million at December 31, 2021 and 2020, respectively. The majority of these loans are secured by real estate.
(4)	The interest income recognized on impaired loans was less than $1 million at December 31, 2021 and $2 million at December 31, 2020.
(5)	The delinquency status for loans in forbearance is frozen for loans at inception of the forbearance period and will resume when the borrower’s forbearance period ends.

Interest income is recognized on nonaccrual loans using a cash basis method. Interest that would have been accrued was $1 million in each of the years ended December 31, 2021, 2020 and 2019. At December 31, 2021 and 2020, we had no loans 90 days or greater past due and still accruing interest.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is reflected in other liabilities on the Consolidated Statements of Financial Condition and was $16 million as of December 31, 2021, compared to $28 million as of December 31, 2020. The decrease in the reserve is due to improvements in the economic forecasts as a result of the continued vaccine rollout and the lifting of most COVID-19 restrictions.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Troubled Debt Restructurings

We may modify certain loans in both our consumer and commercial loan portfolios to retain customers or to maximize collection of the outstanding loan balance. Troubled debt restructurings (“TDRs”) are modified loans in which a borrower demonstrates financial difficulties and for which a concession has been granted as a result. Nonperforming TDRs are included in nonaccrual loans. TDRs remain in nonperforming status until a borrower has made payments and is current for at least six consecutive months. Performing TDRs are not considered to be nonaccrual so long as we believe that all contractual principal and interest due under the restructured terms will be collected. Performing and nonperforming TDRs remain impaired as interest and principal will not be received in accordance with the original contractual terms of the loan agreement. Refer to Note 1- Description of Business, Basis of Presentation, and Summary of Significant Accounting Standards for a description of the methodology used to determine TDRs.

Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, but may give rise to potential incremental losses. We measure impairments using a discounted cash flow method for performing TDRs and measure impairment based on collateral values for nonperforming TDRs.

Beginning in March 2020, as a response to COVID-19, we offered our consumer borrowers principal and interest payment deferrals, forbearance and/or extensions up to a maximum period of 18 months. We considered these programs in the context of whether or not the short-term modifications of these loans would constitute a TDR. We considered the CARES Act, interagency guidance and related guidance from the FASB, which provided that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not required to be accounted for as TDRs. As a result, we have determined that loan forbearance, modifications, deferrals and extensions made under these COVID-19 programs are not TDRs.

The following table provides a summary of TDRs by type and performing status:

	TDRs
	Performing	Nonperforming	Total

	(Dollars in millions)
December 31, 2021
Consumer loans
Residential first mortgage	$14	$11	$25
Home equity	8	2	10

Total consumer TDRs loans (1)(2)	$22	$13	$35

Commercial Loans
Commercial and industrial	2	—	2

Total commercial TDR loans	2	—	2

Total TDRs (1)(2)	$24	$13	$37

December 31, 2020
Consumer loans
Residential first mortgage	$19	$8	$27
Home equity	12	2	14

Total consumer TDR loans	31	10	41
Commercial Loans
Commercial real estate	5	—	5

Total commercial TDR loans	5	—	5

Total TDRs (1)(2)	$36	$10	$46

(1)	The ALLL on TDR loans totaled $4 million and $5 million at December 31, 2021 and 2020, respectively.
(2)	Includes $5 million and $3 million of TDR loans accounted for under the fair value option at December 31, 2021 and 2020, respectively.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table provides a summary of newly modified TDRs:

	New TDRs
	Number of Accounts	Pre-Modification Unpaid Principal Balance	Post-Modification Unpaid Principal Balance (1)

	(Dollars in millions)
Year-Ended December 31, 2021
Residential first mortgages	9	$4	$3
Home equity (2)(3)	3	—	—

Total TDR loans	12	$4	$3

Year-Ended December 31, 2020
Residential first mortgages	9	$2	$2
Home equity (2)(3)	3	—	—
Other consumer	1	—	—
Commercial real estate	1	5	5

Total TDR loans	14	$7	$7

Year-Ended December 31, 2019
Residential first mortgages	8	$1	$1
Home equity (2)(3)	6	—	—

Total TDR loans	14	$1	$1

(1)	Post-modification balances include past due amounts that are capitalized at modification date.
(2)	Home equity post-modification UPB reflects write downs.
(3)	Includes loans carried at fair value option.

There were no loans modified in the previous 12 months that subsequently defaulted during the years ended December 31, 2021, 2020, and 2019. All TDR classes within the consumer and commercial loan portfolios are considered subsequently defaulted when they are greater than 90 days past due within 12 months of the restructuring date.

Credit Quality

We utilize a combination of internal and external risk rating systems which are applied to all consumer and commercial loans which are used as loan-level inputs to our ACL models. Descriptions of our risk ratings as they relate to credit quality follow the ratings used by the U.S. bank regulatory agencies as listed below.

Pass. Pass assets are not impaired nor do they have any known deficiencies that could impact the quality of the asset.

Watch. Watch assets are defined as pass-rated assets that exhibit elevated risk characteristics or other factors that deserve Management’s close attention and increased monitoring. However, the asset does not exhibit a potential or well-defined weakness that would warrant a downgrade to criticized or adverse classification.

Special mention. Assets identified as special mention possess credit deficiencies or potential weaknesses deserving Management’s close attention. Special mention assets have a potential weakness or pose an unwarranted financial risk that, if not corrected, could weaken the assets and increase risk in the future. Special mention assets are criticized, but do not expose an institution to sufficient risk to warrant adverse classification.

Substandard. Assets identified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the full collection or liquidation of the debt. Substandard assets are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. For home equity loans and other consumer loans, we evaluate credit quality based on the aging and status of payment activity and any other known credit characteristics that call into question full repayment of the asset. Substandard loans may be placed on either accrual or nonaccrual status.

Doubtful. An asset classified as doubtful has all the weaknesses inherent in one classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. A doubtful asset has a high probability of total or substantial loss, but because of specific pending events that may strengthen the asset, its classification as loss is deferred. Doubtful borrowers are usually in default, lack adequate liquidity or capital and lack the resources necessary to remain an operating entity. Pending events can

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

include mergers, acquisitions, liquidations, capital injections, the perfection of liens on additional collateral, the valuation of collateral and refinancing. Generally, pending events should be resolved within a relatively short period and the ratings will be adjusted based on the new information. Due to the high probability of loss, doubtful assets are placed on nonaccrual.

Loss. An asset classified as loss is considered uncollectible and of such little value that the continuance as a bankable asset is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, rather that it is not practical or desirable to defer writing off the asset even though partial recovery may be affected in the future.

Consumer Loans

Consumer loans consist of open and closed-end loans extended to individuals for household, family, and other personal expenditures. Consumer loans include other consumer product loans and loans to individuals secured by their personal residence, including first mortgage, home equity, and home improvement loans. Because consumer loans are usually relatively small-balance, homogeneous exposures, consumer loans are rated based primarily on payment performance. Payment performance is a proxy for the strength of repayment capacity and loans are generally classified based on their payment status rather than by an individual review of each loan.

In accordance with regulatory guidance, we assign risk ratings to consumer loans in the following manner:

•	Consumer loans are classified as Watch once the loan becomes 60 days past due.

•	Open and closed-end consumer loans 90 days or more past due are classified as Substandard.

Payment activity, credit rating and loan-to-value ratios have the most significant impact on the ACL for consumer loans. The following table presents the amortized cost in residential and consumer loans based on payment activity:

							Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total	December 31, 2020

	Term Loans Amortized Cost Basis by Closing Year
As of December 31, 2021	2021	2020	2019	2018	2017	Prior

Consumer Loans	(Dollars in millions)
Residential First Mortgage
Pass	$318	$197	$233	$89	$108	$407	$82	$10	$1,444	$2,205
Watch	—	1	12	3	4	11	—	3	34	21
Substandard	1	3	7	8	2	21	—	1	43	25
Home Equity
Pass	4	4	15	6	3	15	508	49	604	838
Watch	—	—	—	—	—	—	—	1	1	13
Substandard	—	—	—	—	—	1	2	3	6	3
Other Consumer
Pass	380	227	226	101	1	5	284	5	1,229	1,000
Watch	—	—	1	1	—	—	—	—	2	1
Substandard	1	1	2	1	—	—	—	—	5	3

Total Consumer Loans (1)(2)	$704	$433	$496	$209	$118	$460	$876	$72	$3,368	$4,109

(1)	Excludes loans carried under the fair value option.
(2)	The delinquency status for loans in forbearance are frozen for loans at inception of the forbearance period and will resume when the borrower’s forbearance period ends.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table presents the amortized cost in residential and consumer loans based on credit scores:

	FICO Band Amortized Cost Basis by Closing Year						Revolving Loans Amortized	Revolving Loans Converted to Term Loans Amortized
As of December 31, 2021	2021	2020	2019	2018	2017	Prior	Cost Basis	Cost Basis	Total

Consumer Loans	(Dollars in millions)
Residential First Mortgage
>750	$139	$94	$107	$40	$70	$212	$49	$5	$716
700-750	117	58	69	36	36	161	22	6	505
<700	63	49	76	24	8	66	11	3	300
Home Equity
>750	2	2	4	2	1	4	238	13	266
700-750	2	1	6	2	1	6	210	22	250
<700	—	1	5	2	1	6	62	18	95
Other Consumer
>750	251	162	142	56	1	4	273	3	892
700-750	128	62	79	39	—	1	7	—	316
<700	2	4	8	8	—	—	4	2	28

Total Consumer Loans (1)	$704	$433	$496	$209	$118	$460	$876	$72	$3,368

(1)	Excludes loans carried under the fair value option.

Loan-to-value ratios primarily impact the allowance on mortgages within the consumer loan portfolio. The following table presents the amortized cost in residential first mortgages and home equity based on loan-to-value ratios:

	LTV Band Amortized Cost Basis by Closing Year						Revolving Loans Amortized	Revolving Loans Converted to Term Loans Amortized
As of December 31, 2021	2021	2020	2019	2018	2017	Prior	Cost Basis	Cost Basis	Total

Consumer Loans	(Dollars in millions)
Residential first mortgage
>90	$88	$74	$142	$53	$16	$16	$—	$—	$389
71-90	109	78	58	29	31	185	—	—	490
55-70	69	26	27	9	36	163	2	—	332
<55	53	23	25	9	31	75	80	14	310
Home Equity
>90	—	—	—	—	1	7	—	—	8
71-90	3	3	11	4	1	6	369	35	432
<=70	1	1	4	2	1	3	141	18	171

Total (1)	$323	$205	$267	$106	$117	$455	$592	$67	$2,132

(1)	Excludes loans carried under the fair value option.

Commercial Loans

Risk rating and the average loan duration have the most significant impact on the ACL for commercial loans. Additional factors which impact the ACL are debt-service-coverage ratio, loan-to-value ratio, interest-coverage ratio and leverage ratio.

Internal audit conducts periodic examinations which serve as an independent verification of the accuracy of the ratings assigned. All loans are examined on at least an annual basis. Loan grades are based on different factors within the borrowing relationship: entity sales, debt service coverage, debt/total net worth, liquidity, balance sheet and income statement trends, management experience, business stability, financing structure and financial reporting requirements. The underlying collateral is also rated based on the specific type of collateral and corresponding LTV. The combination of the borrower and collateral risk ratings results in the final risk rating for the borrowing relationship.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Based on the most recent credit analysis performed, the amortized cost basis, by risk category for each class of loans within the commercial portfolio, is as follows:

	Term Loans Amortized Cost Basis by Closing Year						Revolving Loans Amortized	Revolving Loans Converted to Term Loans Amortized		December 31,
As of December 31, 2021	2021	2020	2019	2018	2017	Prior	Cost Basis	Cost Basis	Total	2020

Commercial Loans	(Dollars in million)
Commercial real estate
Pass	$518	$257	$558	$313	$238	$402	$785	$—	$3,071	$2,805
Watch	2	5	1	13	64	35	8	—	128	166
Special mention	—	—	2	—	—	—	—	—	2	53
Substandard	—	—	—	—	22	—	—	—	22	37
Commercial and industrial
Pass	257	81	156	30	95	7	1,059	—	1,685	1,200
Watch	4	4	10	9	—	—	44	—	71	106
Special mention	—	—	—	—	—	—	—	—	—	24
Substandard	—	—	17	18	2	—	33	—	70	52
Warehouse
Pass	4,834	—	—	—	—	—	—	—	4,834	7,398
Watch	140	—	—	—	—	—	—	—	140	260
Special mention	—	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—	—

Total commercial loans	$5,755	$347	$744	$383	$421	$444	$1,929	$—	$10,023	$12,101

Note 5 - Loans with Government Guarantees

Substantially all LGG are insured or guaranteed by the FHA or the U.S. Department of Veterans Affairs. Nonperforming repurchased loans in this portfolio earn interest at a rate based upon the 10-year U.S. Treasury note rate from the time the underlying loan becomes 60 days delinquent until the loan is conveyed to HUD (if foreclosure timelines are met), which is not paid by the FHA until claimed. The Bank has a unilateral option to repurchase loans sold to GNMA if the loan is due, but unpaid, for three consecutive months (typically referred to as 90 days past due) and can recover losses through a claims process from the guarantor. These loans are recorded in LGG and the liability to repurchase the loans is recorded as loans with government guarantees repurchase liability on the Consolidated Statements of Financial Condition. This resulted in $0.2 billion of repurchase liability as of December 31, 2021, a $1.7 billion decrease from December 31, 2020 due to a lower amount of loans being in active forbearance. Certain loans within our portfolio may be subject to indemnifications and insurance limits which expose us to limited credit risk. We have reserved for these risks within other assets and as a component of our ACL on residential first mortgages.

At December 31, 2021 and December 31, 2020, respectively, LGG totaled $1.7 billion and $2.5 billion.

Repossessed assets and the associated claims related to government guaranteed loans are recorded in other assets and totaled $7 million and $17 million at December 31, 2021 and December 31, 2020, respectively.

Note 6 - Repossessed Assets

Repossessed assets include the following:

	December 31,
	2021	2020

	(Dollars in millions)
One-to-four family properties	$4	$4
Commercial properties	3	4

Total repossessed assets	$7	$8

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following schedule provides the activity for repossessed assets:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Beginning balance	$8	$10	$7
Additions, net	6	8	12
Disposals	(6)	(7)	(4)
Net write down on disposal	(1)	(3)	(5)

Ending balance	$7	$8	$10

Note 7 - Variable Interest Entities

We have no consolidated VIEs as of December 31, 2021 and December 31, 2020.

In connection with our non-qualified mortgage securitization activities, we have retained a five percent interest in the investment securities of certain trusts (“other MBS”) and are contracted as the subservicer of the underlying loans, compensated based on market rates, which constitutes a continuing involvement in these trusts. Although we have a variable interest in these securitization trusts, we are not their primary beneficiary due to the relative size of our investment in comparison to the total amount of securities issued by the VIE and our inability to direct activities that most significantly impact the VIE’s economic performance. As a result, we have not consolidated the assets and liabilities of the VIE in our Consolidated Statements of Financial Condition. The Bank’s maximum exposure to loss is limited to our five percent retained interest in the investment securities that had a fair value of $267 million as of December 31, 2021 as well as the standard representations and warranties made in conjunction with the loan transfers. For additional information, see Note 2—Investment Securities and Note 20—Fair Value Measurements.

Note 8 - Federal Home Loan Bank Stock

Our investment in FHLB stock was $377 million at December 31, 2021 and December 31, 2020. As a member of the FHLB, we are required to hold shares of FHLB stock in an amount equal to at least one percent of the aggregate UPB of our mortgage loans, home purchase contracts and similar obligations at the beginning of each year or 4.5 percent of our total FHLB advances, whichever is greater. There were no required purchases or redemptions of FHLB stock during the year-ended December 31, 2021. We had $74 million of required purchases and no redemptions of FHLB stock during the year-ended December 31, 2020. Dividends received on the stock equaled $8 million, $12 million and $16 million for the years ended December 31, 2021, 2020 and 2019, respectively. These dividends were recorded in the Consolidated Statements of Operations as other noninterest income.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 9 - Premises and Equipment

The following presents our premises and equipment balances and estimated useful lives:

	Estimated Useful Lives	December 31,
		2021	2020

	(Dollars in millions)
Land	N/A	$67	$68
Computer hardware and software	3 - 7 years	398	410
Office buildings and improvements	15 - 31.5 years	190	195
Furniture, fixtures and equipment	5 - 10 years	41	66
Leased equipment	3 - 10 years	—	19
Leasehold improvements	5 - 10 years	9	10
Fixed assets in progress (1)	N/A	46	43
Right-of-use asset	N/A	18	23

Total		769	834
Less: accumulated depreciation		(409)	(442)

Premises and equipment, net		$360	$392

(1)	Consists primarily of internally developed software and software upgrades which have not yet been placed in service.

Depreciation expense was $64 million, $64 million, and $59 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Note 10 - Mortgage Servicing Rights

We have investments in MSRs that result from the sale of loans to the secondary market for which we retain the servicing. We account for MSRs at their fair value. A primary risk associated with MSRs is the potential reduction in fair value as a result of higher than anticipated prepayments due to loan refinancing prompted, in part, by declining interest rates or government intervention. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. We utilize derivatives as economic hedges to offset changes in the fair value of the MSRs resulting from the actual or anticipated changes in prepayments stemming from changing interest rate environments. There is also a risk of valuation decline due to higher than expected default rates, which we do not believe can be effectively managed using derivatives. For further information regarding the derivative instruments utilized to manage our MSR risks, see Note 11—Derivative Financial Instruments.

Changes in the fair value of residential first mortgage MSRs were as follows:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Balance at beginning of period	$329	$291	$290
Additions from loans sold with servicing retained	269	268	223
Reductions from sales	(164)	(71)	(57)
Decrease in MSR fair value due to pay-offs, pay-downs, run-off, model changes, and other (1)	(99)	(109)	(89)
Changes in estimates of fair value due to interest rate risk (1) (2)	57	(50)	(76)

Fair value of MSRs at end of period	$392	$329	$291

(1)	Changes in fair value are included within net return on mortgage servicing rights on the Consolidated Statements of Operations.
(2)	Represents estimated MSR value change resulting primarily from market-driven changes which we manage through the use of derivatives.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table summarizes the hypothetical effect on the fair value of servicing rights using adverse changes of 10 percent and 20 percent to the weighted average of certain significant assumptions used in valuing these assets:

	December 31, 2021			December 31, 2020
		Fair value			Fair value
	Actual	10% adverse change	20% adverse change	Actual	10% adverse change	20% adverse change

	(Dollars in millions)
Option adjusted spread	7.12%	$383	$374	7.98%	$321	$313
Constant prepayment rate	9.24%	373	355	10.53%	305	283
Weighted average cost to service per loan	$79.38	387	383	$81.24	325	321

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. To isolate the effect of the specified change, the fair value shock analysis is consistent with the identified adverse change, while holding all other assumptions constant. In practice, a change in one assumption generally impacts other assumptions, which may either magnify or counteract the effect of the change. For further information on the fair value of MSRs, see Note 1—Description of Business, Basis of Presentation, and Summary of Significant Accounting Standards and Note 20—Fair Value Measurements.

Contractual servicing and subservicing fees. Contractual servicing and subservicing fees, including late fees and other ancillary income are presented below. Contractual servicing fees are included within net return on mortgage servicing rights on the Consolidated Statements of Operations. Contractual subservicing fees including late fees and other ancillary income are included within loan administration income on the Consolidated Statements of Operations. Subservicing fee income is recorded for fees earned on subserviced loans, net of third-party subservicing costs.

The following table summarizes income and fees associated with owned MSRs:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Net return on mortgage servicing rights
Servicing fees, ancillary income and late fees (1)	$115	$107	$96
Decrease in MSR fair value due to pay-offs, pay-downs, run-off, model changes and other	(99)	(109)	(89)
Changes in fair value due to interest rate risk	57	(50)	(76)
Gain (loss) on MSR derivatives (2)	(37)	65	76
Net transaction costs	(13)	(3)	(1)

Total return (loss) included in net return on mortgage servicing rights	$23	$10	$6

(1)	Servicing fees are recorded on an accrual basis. Ancillary income and late fees are recorded on a cash basis.
(2)	Changes in the derivatives utilized as economic hedges to offset changes in fair value of the MSRs.

The following table summarizes income and fees associated with our mortgage loans subserviced for others:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Loan administration income on mortgage loans subserviced
Servicing fees, ancillary income and late fees (1)	$140	$126	$106
Charges on subserviced custodial balances (2)	(10)	(29)	(67)
Other servicing charges	(9)	(13)	(9)

Total income on mortgage loans subserviced, included in loan administration	$121	$84	$30

(1)	Servicing fees are recorded on an accrual basis. Ancillary income and late fees are recorded on a cash basis.
(2)	Charges on subserviced custodial balances represent interest due to MSR owner.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 11 - Derivative Financial Instruments

Derivative financial instruments are recorded at fair value in other assets and other liabilities on the Consolidated Statements of Financial Condition. Our policy is to present our derivative assets and derivative liabilities on the Consolidated Statement of Financial Condition on a gross basis, even when provisions allowing for set-off are in place. However, for derivative contracts cleared through certain central clearing parties, variation margin payments are recognized as settlements. We are exposed to non-performance risk by the counterparties to our various derivative financial instruments. A majority of our derivatives are centrally cleared through a Central Counterparty Clearing House or consist of residential mortgage interest rate lock commitments further limiting our exposure to non-performance risk. We believe that the non-performance risk inherent in our remaining derivative contracts is minimal based on credit standards and the collateral provisions of the derivative agreements.

Derivatives not designated as hedging instruments. We maintain a derivative portfolio of interest rate swaps, futures and forward commitments used to manage exposure to changes in interest rates and MSR asset values and to meet the needs of customers. We also enter into interest rate lock commitments, which are commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. Market risk on interest rate lock commitments and mortgage LHFS is managed using corresponding forward sale commitments and US Treasury futures. Changes in the fair value of derivatives not designated as hedging instruments are recognized on the Consolidated Statements of Operations.

Derivatives designated as hedging instruments. We have designated certain interest rate swaps as fair value hedges of investment securities available for sale and residential first mortgage loans held for investment using the last-of-layer method. Cash flows and the profit impact associated with designated hedges are reported in the same category as the underlying hedged item.

We have also designated certain interest rate swaps as cash flow hedges on LIBOR-based variable interest payments on certain custodial deposits. Changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income on the Consolidated Statement of Financial Condition and reclassified into interest expense in the same period in which the hedge transaction is recognized in earnings. At December 31, 2021, we had $20 million (net-of-tax) of unrealized gains on derivatives classified as cash flow hedges recorded in accumulated other comprehensive income. We had $5 million (net-of-tax) of unrealized losses on derivatives classified as cash flow hedges at December 31, 2020. The estimated amount to be reclassified from other comprehensive income into earnings during the next 12 months represents $1 million of losses (net-of-tax).

Derivatives that are designated in hedging relationships are assessed for effectiveness using regression analysis at inception and qualitatively thereafter, unless regression analysis is deemed necessary. All designated hedge relationships were, and are expected to be, highly effective as of December 31, 2021.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following tables present the notional amount, estimated fair value and maturity of our derivative financial instruments:

	December 31, 2021 (1)
	Notional Amount	Fair Value (2)	Expiration Dates

	(Dollars in millions)
Derivatives in cash flow hedge relationships
Liabilities
Interest rate swaps on custodial deposits	$800	$—	2026-2027
Derivatives in fair value hedge relationships:
Assets
Interest rate swaps on AFS securities	85	—	2022

Total derivative assets	$85	$—

Liabilities
Interest rate swaps on HFI Residential First Mortgages	100	—	2024
Interest rate swaps on AFS securities	350	—	2024-2025

Total derivative liabilities	$450

Derivatives not designated as hedging instruments:
Assets
Futures	$1,117	$—	2022-2023
Mortgage-backed securities forwards	4,008	11	2022
Rate lock commitments	5,169	54	2022
Interest rate swaps and swaptions	4,070	76	2022-2031

Total	$14,364	$141

Liabilities
Mortgage-backed securities forwards	$4,023	$14	2022
Rate lock commitments	370	1	2022
Interest rate swaps and swaptions	1,493	5	2022-2031

Total	$5,886	$20

(1)

Variation margin pledged to, or received from, a Central Counterparty Clearing House to cover the prior day’s fair value of open positions is considered settlement of the derivative position for accounting purposes.

(2)	Derivative assets and liabilities are included in other assets and other liabilities on the Consolidated Statements of Financial Condition, respectively.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

	December 31, 2020 (1)
	Notional Amount	Fair Value (2)	Expiration Dates

	(Dollars in millions)
Derivatives in cash flow hedge relationships
Liabilities
Interest rate swaps on custodial deposits	$800	$1	2026-2027
Derivatives in fair value hedge relationships
Liabilities
Interest rate swaps on HFI residential first mortgages	100	—	2024
Interest rate swaps on AFS securities	450	—	2022-2025

Total	$1,350	$1

Derivatives not designated as hedging instruments
Assets
Futures	$1,346	$—	2021-2023
Mortgage-backed securities forwards	749	14	2021
Rate lock commitments	10,587	208	2021
Interest rate swaps and swaptions	1,481	59	2021-2051

Total	$14,163	$281

Liabilities
Mortgage-backed securities forwards	$11,194	$98	2021
Rate lock commitments	115	—	2021
Interest rate swaps and swaptions	1,305	4	2021-2030

Total	$12,614	$102

(1)

Variation margin pledged to, or received from, a Central Counterparty Clearing House to cover the prior day’s fair value of open positions is considered settlement of the derivative position for accounting purposes.

(2)	Derivative assets and liabilities are included in other assets and other liabilities on the Consolidated Statements of Financial Condition, respectively.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following tables present the derivatives subject to a master netting arrangement, including the cash pledged as collateral:

		Gross Amounts Netted in the Statements of Financial Condition	Net Amount Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
	Gross Amount			Financial Instruments	Cash Collateral

	(Dollars in millions)
December 31, 2021
Derivatives designated as hedging instruments
Assets
Interest rate swaps on AFS securities	$—	$—	$—	$—	$1

Total derivative assets	$—	$—	$—	$—	$1

Liabilities
Interest rate swaps on AFS securities	$—	$—	$—	$—	$4
Interest rate swaps on HFI residential first mortgages	—	—	—	—	1
Interest rate swaps on custodial deposits	—	—	—	—	9

Total derivative liabilities	$—	$—	$—	$—	$14

Derivatives not designated as hedging instruments
Assets
Mortgage-backed securities forwards	$10	$—	$10	$—	$12
Interest rate swaptions (1)	77	—	77	—	17

Total derivative assets	$87	$—	$87	$—	$29

Liabilities
Mortgage-backed securities forwards	$14	$—	$14	$—	$9
Interest rate swaps	6	—	6	—	24

Total derivative liabilities	$20	$—	$20	$—	$33

December 31, 2020
Derivatives designated as hedging instruments
Liabilities
Interest rate swaps on AFS securities	$—	$—	$—	$—	$5
Interest rate swaps on HFI residential first mortgages	—	—	—	—	1
Interest rate swaps on custodial deposits	1	—	1	—	8

Total derivative liabilities	$1	$—	$1	$—	$14

Derivatives not designated as hedging instruments
Assets
Mortgage-backed securities forwards	$14	$—	$14	$—	$—
Interest rate swaps	59	—	59	—	6

Total derivative assets	$73	$—	$73	$—	$6

Liabilities
Mortgage-backed securities forwards	$98	$—	$98	$—	$68
Interest rate swaps and swaptions (1)	4	—	4	—	26

Total derivative liabilities	$102	$—	$102	$—	$94

(1)

Variation margin pledged to, or received from, a Central Counterparty Clearing House to cover the prior days fair value of open positions is considered settlement of the derivative position for accounting purposes.

Losses of $4 million and $2 million on fair value hedging relationships of AFS securities were recorded in interest income for the year-ended December 31, 2021 and December 31, 2020, respectively.

Losses of $4 million and $2 million on cash flow hedging relationships of custodial deposits were reclassified from AOCI into loan administration income during the year-ended December 31, 2021 and December 31, 2020, respectively.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Gains and losses on fair value hedging relationships of HFI residential first mortgages for the year-ended December 31, 2021 were de-minimis.

The fair value basis adjustment on our hedged AFS securities is included in investment securities available for sale on our Consolidated Statements of Financial Condition. The carrying amount of our hedged securities was $1.0 billion at December 31, 2021 and $1.7 billion at December 31, 2020, of which unrealized losses of $5 million and unrealized gains of $6 million, respectively, were due to the fair value hedge relationship. The closed portfolio of AFS securities designated in this last layer method hedge was $1.0 billion par (amortized cost of $1.0 billion) at December 31, 2021 and $1.6 billion par (amortized cost of $1.6 billion) at December 31, 2020, of which we have designated $435 million and $450 million at December 31, 2021 and December 31, 2020, respectively.

The fair value basis adjustment on our hedged fair HFI residential first mortgages is included in LHFI on our Consolidated Statements of Financial Condition. The carrying amount of our hedged loans was $175 million at December 31, 2021, of which unrealized losses of $1 million was due to the fair value hedge relationship. We have designated $100 million of this closed portfolio of loans in a hedging relationship as of December 31, 2021 and 2020.

At December 31, 2021, we pledged a total of $66 million related to derivative financial instruments, consisting of $28 million of cash collateral on derivative liabilities and $38 million of maintenance margin on centrally cleared derivatives and had a $12 million obligation to return cash on derivative assets. We pledged a total of $114 million related to derivative financial instruments, consisting of $84 million of cash collateral on derivatives and $30 million of maintenance margin on centrally cleared derivatives and had a de minimis obligation to return cash on derivative assets at December 31, 2020. Within the Consolidated Statements of Financial Condition, the collateral related to derivative activity is included in other assets and other liabilities and the cash pledged as maintenance margin is restricted and included in other assets.

The following table presents the net gain (loss) recognized in income on derivative instruments, net of the impact of offsetting positions:

		For the Years Ended December 31,
		2021	2020	2019

		(Dollars in millions)
Derivatives not designated as hedging instruments	Location of Gain (Loss)
Futures	Net return on mortgage servicing rights	$—	$1	$(2)
Interest rate swaps and swaptions	Net return on mortgage servicing rights	(23)	28	57
Mortgage-backed securities forwards	Net return on mortgage servicing rights	(14)	36	21
Rate lock commitments and US Treasury futures	Net gain on loan sales	(57)	86	35
Forward commitments	Other noninterest income	—	—	2
Interest rate swaps (1)	Other noninterest income	2	3	5

Total derivative (loss) gain		$(92)	$154	$118

(1)	Includes customer-initiated commercial interest rate swaps.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 12 - Deposit Accounts

The deposit accounts are as follows:

	December 31,
	2021	2020

	(Dollars in millions)
Retail deposits
Branch retail deposits
Savings accounts	$3,751	$3,437
Demand deposit accounts	1,946	1,726
Certificates of deposit/CDARS	951	1,355
Money market demand accounts	494	490

Total branch retail deposits	7,142	7,008
Commercial deposits (1)
Demand deposit accounts	2,194	2,294
Savings accounts	520	461
Money market demand accounts	408	208

Total commercial retail deposits	3,122	2,963

Total retail deposits	10,264	9,971
Government deposits
Savings accounts	721	778
Demand deposit accounts	664	529
Certificates of deposit/CDARS	609	458
MMDA	6	—

Total government deposits (2)	2,000	1,765
Wholesale deposits	1,141	1,031
Custodial deposits (3)	4,604	7,206

Total deposits	$18,009	$19,973

(1)	Includes deposits from commercial and business banking customers.
(2)	Government deposits include funds from municipalities and schools.
(3)

Accounts represent a portion of the investor custodial accounts and escrows controlled by us in connection with loans serviced or subserviced for others and that have been placed on deposit with the Bank.

The following indicates the scheduled maturities for time/certificates of deposit in excess of $250,000:

	December 31,
	2021	2020

	(Dollars in millions)
Three months or less	$170	$220
Over three months to six months	215	220
Over six months to twelve months	279	153
One to two years	45	71
Thereafter	26	19

Total	$735	$683

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 13 - Borrowings

Federal Home Loan Bank Advances and Other Borrowings

The following is a breakdown of our FHLB advances and other borrowings outstanding:

	December 31, 2021		December 31, 2020
	Amount	Rate	Amount	Rate

	(Dollars in millions)
Short-term fixed rate term advances	$1,600	0.19%	$3,415	0.20%
Other short-term borrowings	280	0.11%	485	0.08%

Total short-term Federal Home Loan Bank advances and other borrowings	1,880		3,900

Long-term fixed rate advances	1,400	0.90%	1,200	1.03%

Total long-term Federal Home Loan Bank advances	1,400		1,200

Total Federal Home Loan Bank advances and other borrowings	$3,280		$5,100

The following table contains detailed information on our FHLB advances and other borrowings:

	For the Years Ended December 31,
	2021	2020

	(Dollars in millions)
Maximum outstanding at any month end	$5,595	$6,841
Average outstanding balance	3,583	3,873
Average remaining borrowing capacity	5,492	5,282
Weighted average interest rate	0.46%	0.72%

The following table outlines the maturity dates of our FHLB advances and other borrowings:

December 31, 2021
(Dollars in millions)
2022	2,080
2023	500
2024	100
Thereafter	600

Total	$3,280

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Parent Company Senior Notes, Subordinated Notes and Trust Preferred Securities

The following table presents long-term debt, net of debt issuance costs:

	December 31, 2021		December 31, 2020
	Amount	Interest Rate	Amount	Interest Rate

	(Dollars in millions)
Senior Notes
Senior notes, matures 2021	$—	—%	$246	6.125%
Subordinated Notes
Notes, matures 2030	149	4.125%	148	4.125%
Trust Preferred Securities
Floating Three Month LIBOR Plus:
Plus 3.25%, matures 2032	26	3.47%	26	3.50%
Plus 3.25%, matures 2033	26	3.37%	26	3.49%
Plus 3.25%, matures 2033	26	3.47%	26	3.49%
Plus 2.00%, matures 2035	26	2.12%	26	2.24%
Plus 2.00%, matures 2035	26	2.12%	26	2.24%
Plus 1.75%, matures 2035	51	1.95%	51	1.97%
Plus 1.50%, matures 2035	25	1.62%	25	1.74%
Plus 1.45%, matures 2037	25	1.65%	25	1.67%
Plus 2.50%, matures 2037	16	2.70%	16	2.72%

Total Trust Preferred Securities	247		247

Total other long-term debt	$396		$641

Senior Notes

We settled the Senior Notes on January 22, 2021 and as of December 31, 2021 we had no Senior Notes outstanding.

Subordinated Notes

On October 28, 2020, we issued $150 million of Subordinated Debt (the “Notes”) with a maturity date of November 1, 2030. The Notes bear interest at a fixed rate of 4.125 percent through October 31, 2025, and a variable rate tied to SOFR thereafter until maturity. We have the option to redeem all or a part of the Notes beginning on November 1, 2025, and on any subsequent interest payment date. The Notes qualify as Tier 2 capital for regulatory purposes.

Trust Preferred Securities

We sponsor nine trust subsidiaries, which issued preferred stock to third-party investors. We issued junior subordinated debt securities to those trusts, which we have included in long-term debt. The junior subordinated debt securities are the sole assets of those trusts. The trust preferred securities are callable by us at any time. Interest is payable quarterly; however, we may defer interest payments for up to 20 quarters without default or penalty. As of December 31, 2021, we had no deferred interest.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 14 - Accumulated Other Comprehensive Income

The following table sets forth the components in accumulated other comprehensive income:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Investment Securities
Beginning balance	$52	$1	$(47)
Unrealized (loss) gain	(47)	68	57
Less: Tax (benefit) provision	(11)	16	14

Net unrealized (loss) gain	(36)	52	43
Reclassifications out of AOCI (1)	(1)	(1)	6
Less: Tax provision	—	—	1

Net reclassifications out of AOCI	(1)	(1)	5
Other comprehensive (loss) income, net of tax	(37)	51	48

Ending balance	$15	$52	$1

Cash Flow Hedges
Beginning balance	$(5)	$—	$—
Unrealized gain (loss)	28	(9)	—
Less: Tax provision (benefit)	6	(2)	—

Net unrealized gain (loss)	22	(7)	—
Reclassifications out of AOCI (1)	4	2	—
Less: Tax provision	1	—	—

Net reclassifications out of AOCI	3	2	—
Other comprehensive income (loss), net of tax	25	(5)	—

Ending balance	$20	$(5)	$—

(1)	Reclassifications are reported in noninterest income on the Consolidated Statement of Operations.

Note 15 - Earnings Per Share

Basic earnings per share, excluding dilution, is computed by dividing earnings applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that could then share in our earnings.

The following table sets forth the computation of basic and diluted earnings per share of common stock:

	For the Years Ended December 31,
	2021	2020	2019

	(In millions, except share data)
Net income applicable to common stockholders	$533	$538	$218
Weighted Average Shares
Weighted average common shares outstanding	52,792,931	56,094,542	56,584,238
Effect of dilutive securities
Stock-based awards	726,155	411,271	654,740

Weighted average diluted common shares	53,519,086	56,505,813	57,238,978

Earnings per common share
Basic earnings per common share	$10.10	$9.59	$3.85
Effect of dilutive securities
Stock-based awards	(0.14)	(0.07)	(0.05)

Diluted earnings per common share	$9.96	$9.52	$3.80

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 16 - Stock-Based Compensation

We had stock-based compensation expense of $14 million, $17 million, and $13 million during each of the years ended December 31, 2021, 2020 and 2019, respectively.

Restricted Stock and Restricted Stock Units

We have issued restricted stock units to officers, directors and certain employees under the 2016 Stock Plan through our long-term incentive program (“LTIP”). Restricted stock units generally will vest in three increments on each annual anniversary of the date of grant beginning with the first anniversary or vest after three years subject to service and performance conditions.

On March 20, 2018, the Board approved the adoption of the 2018 Executive Long-Term Incentive Program II (“2018 ExLTIP II”). The 2018 ExLTIP II was provided to certain executives and is comprised of RSUs which are dependent on stock performance, time-based RSUs for which vesting is based on service over a four year period and RSUs that are performance and time vested with the same terms as those granted to other employees under the existing LTIP. As of December 31, 2021, the stock performance hurdles have been met and 94 percent of the shares had vested.

At December 31, 2021, the maximum number of shares of common stock that may be issued under the 2016 Stock Plan was 1.4 million shares. The total grant date fair value of awards vested during the years ended December 31, 2021, 2020 and 2019 was $22 million, $15 million, and $10 million, respectively. As of December 31, 2021, the total unrecognized compensation cost related to non-vested awards was $14 million with a weighted average expense recognition period of 1.9 years.

The following table summarizes restricted stock and restricted stock units activity:

	For the Years Ended December 31,
	2021		2020		2019
	Number of Shares	Weighted Average Grant- Date Fair Value per Share	Number of Shares	Weighted Average Grant- Date Fair Value per Share	Number of Shares	Weighted Average Grant- Date Fair Value per Share

Restricted Stock and Restricted Stock Units
Non-vested balance at beginning of period	974,186	$30.88	1,399,127	$28.72	1,620,568	$27.27
Granted	369,198	42.39	379,835	27.97	338,737	32.11
Vested	(682,902)	31.99	(537,571)	27.06	(379,936)	26.98
Canceled and forfeited	(59,909)	31.75	(267,205)	23.13	(180,242)	25.66

Non-vested balance at end of period	600,573	$36.61	974,186	$30.88	1,399,127	$28.72

2017 Employee Stock Purchase Plan

The Employee Stock Purchase Plan (“2017 ESPP”) became effective on July 1, 2017 and was terminated on June 30, 2021, pursuant to the Merger Agreement with NYCB as approved by the Board on April 24, 2021. There were 106,707 and 181,875 shares issued under the ESPP during the years ended December 31, 2021 and 2020, respectively. The associated compensation expense was de minimis for both periods.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 17 - Income Taxes

Components of the provision for income taxes consist of the following:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Current
Federal	$66	$154	$17
State	13	14	6

Total current income tax expense	79	168	23
Deferred
Federal	70	(10)	39
State	8	8	(14)

Total deferred income tax expense	78	(2)	25

Total income tax expense	$157	$166	$48

Our effective tax rate differs from the statutory federal tax rate. The following is a summary of such differences:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Provision at statutory federal income tax rate	$145	$148	$56
(Decreases) increases resulting from:
Bank owned life insurance	(2)	(2)	(2)
State income tax (benefit), net of federal income tax effect (net of valuation allowance release)	17	18	(6)
Low income housing tax losses	(2)	(1)	(1)
Other	(1)	3	1

Provision for income taxes	$157	$166	$48

Effective tax provision rate	22.7%	23.5%	18.1%

The decrease in our income tax provision and effective tax provision rate during the year-ended December 31, 2021, as compared to the year-ended December 31, 2020, was primarily due to a reduction to our state deferred tax asset valuation allowance and a decrease to our employee retirement plan accrual.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Temporary differences and carryforwards that give rise to DTAs and liabilities are comprised of the following:

	December 31,
	2021	2020

	(Dollars in millions)
Deferred tax assets
Net operating loss carryforwards (Federal and State)	$28	$36
Allowance for credit losses	28	58
Accrued compensation	16	15
Litigation settlement	—	8
Lease liability	5	6
Contingent consideration	8	7
General business reserves	—	11
Other	10	4

Total	$95	$145
Valuation allowance	(5)	(7)

Total net	$90	$138
Deferred tax liabilities
Mark-to-market adjustments	$(6)	$(4)
Premises and equipment	(15)	(7)
State and local taxes	(3)	(6)
Commercial lease financing	(1)	(1)
Mortgage loan servicing rights	(72)	(53)
Right of use asset	(5)	(5)

Total	$(102)	$(76)

Net deferred tax (liability) asset	$(12)	$62

We have not provided deferred income taxes for the Bank’s pre-1988 tax bad debt reserve at December 31, 2021, of approximately $4 million because it is not anticipated that this temporary difference will reverse in the foreseeable future. Such reserves would only be taken into taxable income if the Bank, or a successor institution, liquidates, redeems shares, pays dividends in excess of earnings, or ceases to qualify as a bank for tax purposes.

During the years ended December 31, 2021 and 2020, we had federal net operating loss carryforwards of $33 million and $51 million, respectively. These carryforwards, if unused, expire in calendar years 2028 through 2029. As a result of a change in control occurring on January 30, 2009 and November 10, 2020, Section 382 of the Internal Revenue Code places an annual limitation on the use of our new operating loss carryforwards that existed at those times. $33 million of net operating loss carryforwards are subject to certain annual use limitations which expire in calendar years 2028 through 2029.

We regularly evaluate the need for DTA valuation allowances based on a more likely than not standard as defined by GAAP. The ability to realize DTAs depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction.

We had a state DTA of $19 million which includes total state net operating loss carryforwards of $316 million at December 31, 2021, that expire if unused in calendar years through 2033. In connection with our ongoing assessment of deferred taxes, we analyzed each state net operating loss separately, determined the amount of net operating loss available and estimated the amount which we expected to expire unused. Based on that assessment, we recorded a valuation allowance of $5 million to reduce the DTA for state net operating losses to the amount which is more likely than not to be realized.

We will continue to regularly assess the realizability of our DTAs. Changes in earnings performance and future earnings projections, among other factors, may cause us to adjust our valuation allowance.

Our income tax returns are subject to review and examination by federal, state and local government authorities. On an ongoing basis, numerous federal, state and local examinations are in progress and cover multiple tax years. At December 31, 2021, the Internal Revenue Service had completed an examination of us through the taxable year-ended December 31, 2013. The years open to examination by state and local government authorities vary by jurisdiction.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

We recognize interest and penalties related to uncertain tax positions in income tax expense. For the years ended December 31, 2021, 2020 and 2019, we did not recognize any interest income, interest expense, or increases or decreases to uncertain income tax positions of greater than $1 million, individually or in aggregate.

Note 18 - Regulatory Capital

We, along with the Bank, are subject to the Basel III based U.S. capital rules, including capital simplification in 2020. Under these requirements, we must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary actions by regulators that could have a material effect on the Consolidated Financial Statements.

To be categorized as “well-capitalized,” the Company and the Bank must maintain minimum tangible capital, Tier 1 capital, common equity Tier 1 and total capital ratios as set forth in the table below. We, along with the Bank, are considered “well-capitalized” at both December 31, 2021 and December 31, 2020.

The following tables present the regulatory capital requirements under the applicable Basel III based U.S. capital rules:

Flagstar Bancorp	Actual		Minimum Capital Ratios		Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in millions)
December 31, 2021
Tier 1 capital (to adjusted avg. total assets)	$2,798	10.54%	$1,062	4.0%	$1,327	5.0%
Common equity Tier 1 capital (to RWA)	2,558	13.19%	873	4.5%	1,261	6.5%
Tier 1 capital (to RWA)	2,798	14.43%	1,164	6.0%	1,552	8.0%
Total capital (to RWA)	3,080	15.88%	1,552	8.0%	1,940	10.0%
December 31, 2020
Tier 1 capital (to adjusted avg. total assets)	$2,270	7.71%	$1,178	4.0%	$1,472	5.0%
Common equity Tier 1 capital (to RWA)	2,030	9.15%	999	4.5%	1,442	6.5%
Tier 1 capital (to RWA)	2,270	10.23%	1,331	6.0%	1,775	8.0%
Total capital (to RWA)	2,638	11.89%	1,775	8.0%	2,219	10.0%

Flagstar Bank	Actual		Minimum Capital Ratios		Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in millions)
December 31, 2021
Tier 1 capital (to adjusted avg. total assets)	$2,706	10.21%	$1,060	4.0%	$1,325	5.0%
Common equity Tier 1 capital (to RWA)	2,706	13.96%	872	4.5%	1,260	6.5%
Tier 1 capital (to RWA)	2,706	13.96%	1,163	6.0%	1,551	8.0%
Total capital (to RWA)	2,839	14.65%	1,551	8.0%	1,938	10.0%
December 31, 2020
Tier 1 capital (to adjusted avg. total assets)	$2,390	8.12%	$1,177	4.0%	$1,472	5.0%
Common equity Tier 1 capital (to RWA)	2,390	10.77%	999	4.5%	1,443	6.5%
Tier 1 capital (to RWA)	2,390	10.77%	1,332	6.0%	1,775	8.0%
Total capital (to RWA)	2,608	11.75%	1,775	8.0%	2,219	10.0%

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 19 - Legal Proceedings, Contingencies and Commitments

Legal Proceedings

We and our subsidiaries are subject to various pending or threatened legal proceedings arising out of the normal course of business operations. In addition, the Bank is routinely named in civil actions throughout the country by borrowers and former borrowers relating to the closing, purchase, sale and servicing of mortgage loans. From time to time, governmental agencies also conduct investigations or examinations of various practices of the Bank. In the course of such investigations or examinations, the Bank cooperates with such agencies and provides information as requested.

We assess the liabilities and loss contingencies in connection with pending or threatened legal and regulatory proceedings on at least a quarterly basis and establish accruals when we believe it is probable that a loss may be incurred and that the amount of such loss can be reasonably estimated. Once established, litigation accruals are adjusted, as appropriate, in light of additional information. Payments made to settle our liabilities may differ from the contingency or fair value recorded due to factors that differ from our assumptions.

At December 31, 2021, we do not believe that the amount of any reasonably possible losses in excess of any amounts accrued with respect to ongoing proceedings or any other known claims will be material to our financial statements or that the ultimate outcome of these actions will have a materially adverse effect on our financial condition, results of operations or cash flows.

DOJ Liability

On February 24, 2012, the Bank entered into a Settlement Agreement with the DOJ under which we agreed to make future payments totaling $118 million in annual increments of up to $25 million upon meeting certain conditions. On March 30, 2021, the Bank signed a $70 million final Settlement and Dismissal Amendment (the “Amendment”) with the DOJ. The Amendment required us to make a $70 million one-time restitution cash payment and removed any further obligations related to the original Settlement Agreement. We recorded a $35 million expense to adjust the fair value of the DOJ Liability through general, administrative and other noninterest expense in the first quarter of 2021. The payment was made on April 8, 2021, fully satisfying the Amendment and reducing the liability to $0. For further information on the fair value of the liability, see Note 20—Fair Value Measurements.

Other litigation accruals

At December 31, 2021 and December 31, 2020, excluding the fair value liability relating to the DOJ Liability, our total accrual for contingent liabilities and settled litigation was $9 million and $7 million, respectively.

Commitments

In the normal course of business, we have various commitments outstanding which are not included on our Consolidated Statements of Financial Condition. The following table is a summary of the contractual amount of significant commitments:

	December 31,
	2021	2020

	(Dollars in millions)
Commitments to extend credit
Warehouse loan commitments	$6,840	$2,849
Mortgage loan commitments including interest rate locks	5,539	10,702
Other construction commitments	2,719	1,934
Commercial and industrial commitments	1,582	1,271
HELOC commitments	631	544
Other consumer commitments	273	121
Standby and commercial letters of credit	107	95

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Because many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. Commitments generally have fixed expiration dates or other termination clauses. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us, upon extension of credit is based on Management’s credit evaluation of the counterparties.

These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the Consolidated Statements of Financial Condition. Our exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We utilize the same credit policies in making commitments and conditional obligations as we do for balance sheet instruments. The types of credit we extend are as follows:

Mortgage loan commitments including interest rate locks. We enter into mortgage loan commitments, including interest rate locks with our customers. These interest rate lock commitments are considered to be derivative instruments and the fair value of these commitments is recorded on the Consolidated Statements of Financial Condition in other assets. For further information, see Note 11—Derivative Financial Instruments.

Warehouse loan commitments. Lines of credit provided to mortgage originators to fund loans they originate and then sell. The proceeds of the sale of the loans are used to repay the draw on the line used to fund the loans.

Commercial and industrial and other construction commitments. Conditional commitments issued under various terms to lend funds to businesses and other entities. These commitments include revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.

HELOC commitments. Commitments to extend, originate or purchase credit are primarily lines of credit to consumers and have specified rates and maturity dates. Many of these commitments also have adverse change clauses, which allow us to cancel the commitment due to deterioration in the borrowers’ creditworthiness or a decline in the collateral value.

Other consumer commitments. Conditional commitments issued to accommodate the financial needs of customers. The commitments are made under various terms to lend funds to consumers, which include revolving credit agreements, term loan commitments and short-term borrowing agreements.

Standby and commercial letters of credit. Conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party, while commercial letters of credit are issued specifically to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and the third party. These financial standby letters of credit irrevocably obligate the bank to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument.

We maintain a reserve for estimated lifetime credit losses in unfunded commitments to extend credit. Unfunded commitments to extend credit include unfunded loans with available balances, new commitments to lend that are not yet funded and standby and commercial letters of credit. A reserve balance of $16 million at December 31, 2021 and $28 million at December 31, 2020, respectively, is reflected in other liabilities on the Consolidated Statements of Financial Condition.

Supplemental executive retirement plan with former CEO. The Company entered into a supplemental executive retirement plan (“SERP”) with a former CEO in 2009. Under the plan, the former CEO was to receive a $16 million payment in August 2018. The Company fully accrued for the SERP liability during that time period and no SERP payments have been made to the former CEO. In the second quarter of 2021, we entered into a settlement agreement with the former CEO that terminates the SERP and all other prior employment agreements in exchange for a maximum payment of $6 million which remains subject to regulatory approval as of December 31, 2021.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 20 - Fair Value Measurements

We utilize fair value measurements to record or disclose the fair value on certain assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability through an orderly transaction between market participants at the measurement date. The determination of fair values of financial instruments often requires the use of estimates. In cases where quoted market values in an active market are not available, we use present value techniques and other valuation methods to estimate the fair values of our financial instruments. These valuation models rely on market-based parameters when available, such as interest rate yield curves or credit spreads. Unobservable inputs may be based on Management’s judgment, assumptions and estimates related to credit quality, our future earnings, interest rates and other relevant inputs. These valuation methods require considerable judgment and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used.

Valuation Hierarchy

U.S. GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The hierarchy is based on the transparency of the inputs used in the valuation process with the highest priority given to quoted prices available in active markets and the lowest priority given to unobservable inputs where no active market exists, as discussed below:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets in which we can participate as of the measurement date,

Level 2—Quoted prices for similar instruments in active markets and other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument, and

Level 3—Unobservable inputs that reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input within the valuation hierarchy that is significant to the overall fair value measurement. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the financial instruments carried at fair value by caption on the Consolidated Statements of Financial Condition and by level in the valuation hierarchy:

	December 31, 2021
	Level 1	Level 2	Level 3	Total Fair Value

	(Dollars in millions)
Loans held-for-sale
Residential first mortgage loans	$—	$4,920	$—	$4,920
Investment securities available-for-sale
Agency—Commercial	—	747	—	747
Agency—Residential	—	696	—	696
Other MBS	—	267	—	267
Corporate debt obligations	—	73	—	73
Municipal obligations	—	20	—	20
Certificate of deposit	—	1	—	1
Derivative assets
Interest rate swaps and swaptions	—	77	—	77
Rate lock commitments (fallout-adjusted)	—	—	54	54
Mortgage-backed securities forwards	—	10	—	10

Loans held-for-investment
Residential first mortgage loans	—	15	—	15
Home equity	—	—	1	1
Mortgage servicing rights	—	—	392	392

Total assets at fair value	$—	$6,826	$447	$7,273

Derivative liabilities
Mortgage-backed securities forwards	—	(14)	—	(14)
Interest rate swaps and swaptions	—	(5)	—	(5)
Rate lock commitments (fallout-adjusted)	—	—	(1)	(1)
DOJ Liability	—	—	—	—

Total liabilities at fair value	$—	$(19)	$(1)	$(20)

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

	December 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value

	(Dollars in millions)
Investment securities available-for-sale
Agency—Commercial	$—	$1,061	$—	$1,061
Agency—Residential	—	735	—	735
Municipal obligations	—	28	—	28
Corporate debt obligations	—	77	—	77
Other MBS	—	42	—	42
Certificate of deposit	—	1	—	1
Loans held-for-sale
Residential first mortgage loans	—	7,009	—	7,009
Loans held-for-investment
Residential first mortgage loans	—	11	—	11
Home equity	—	—	2	2
Mortgage servicing rights	—	—	329	329
Derivative assets
Rate lock commitments (fallout-adjusted)	—	—	208	208
Mortgage-backed securities forwards	—	14	—	14
Interest rate swaps and swaptions	—	59	—	59

Total assets at fair value	$—	$9,037	$539	$9,576

Derivative liabilities
Mortgage-backed securities forwards	—	(98)	—	(98)
Interest rate swaps and swaptions	—	(4)	—	(4)
DOJ Liability	—	—	(35)	(35)

Total liabilities at fair value	$—	$(102)	$(35)	$(137)

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Fair Value Measurements Using Significant Unobservable Inputs

The following tables include a roll forward of the Consolidated Statements of Financial Condition amounts (including the change in fair value) for financial instruments classified by us within Level 3 of the valuation hierarchy:

	Balance at Beginning of Year	Total Gains / (Losses) Recorded in Earnings (1)	Purchases / Originations	Sales	Settlement	Transfers In (Out)	Balance at End of Year

	(Dollars in millions)
Year-Ended December 31, 2021
Assets
Loans held-for-investment
Home equity	$2	$—	$—	$—	$(1)	$—	$1
Mortgage servicing rights (1)	329	(42)	269	(164)	—	—	392
Rate lock commitments (net) (1)(2)	208	(100)	607	—	—	(661)	54

Totals	$539	$(142)	$876	$(164)	$(1)	$(661)	$447

Liabilities
DOJ Liability	$(35)	$(35)	$—	$—	$70	$—	$—
Year-Ended December 31, 2020
Assets
Loans held-for-investment
Home equity	$2	$—	$—	$—	$—	$—	$2
Mortgage servicing rights (1)	291	(159)	268	(71)	—	—	329
Rate lock commitments (net) (1)(2)	34	358	1,005	—	—	(1,189)	208

Totals	$327	$199	$1,273	$(71)	$—	$(1,189)	$539

Liabilities
DOJ Liability	$(35)	$—	$—	$—	$—	$—	$(35)
Contingent consideration	(10)	(17)	—	—	27	—	—

Totals	$(45)	$(17)	$—	$—	$27	$—	$(35)

Year-Ended December 31, 2019
Assets
Loans held-for-investment
Home equity	$2	$—	$—	$—	$—	$—	$2
Mortgage servicing rights (1)	290	(165)	223	(57)	—	—	291
Rate lock commitments (net) (1)(2)	20	86	326	—	—	(398)	34

Totals	$312	$(79)	$549	$(57)	$—	$(398)	$327

Liabilities
DOJ Liability	$(60)	$25	$—	$—	$—	$—	$(35)
Contingent consideration	(6)	(7)	—	—	3	—	(10)

Totals	$(66)	$18	$—	$—	$3	$—	$(45)

(1)

We utilized swaptions, futures, forward agency and loan sales and interest rate swaps to manage the risk associated with mortgage servicing rights and rate lock commitments. Gains and losses for individual lines do not reflect the effect of our risk management activities related to such Level 3 instruments.

(2)

Rate lock commitments are reported on a fallout-adjusted basis. Transfers out of Level 3 represent the settlement value of the commitments that are transferred to LHFS, which are classified as Level 2 assets.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following tables present the quantitative information about recurring Level 3 fair value financial instruments and the fair value measurements as of:

	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

	(Dollars in millions)
December 31, 2021
Assets
Loans held-for-investment
Mortgage servicing rights	$392	Discounted cash flows	Option adjusted spread Constant prepayment rate Weighted average cost to service per loan	3.9% -21.6% (7.1%) 0% -11.1% (9.2%) $67 -$90 ($80)	(1)
Rate lock commitments (net)	$53	Consensus pricing	Origination pull-through rate	72.8%	(1)

	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

	(Dollars in millions)
December 31, 2020
Assets
Loans held-for-investment
Home equity	$2	Discounted cash flows	Discount rate Constant prepayment rate Constant default rate	7.2% -10.8% (9.0%) 12.6% - 18.9% (15.8%) 1.5% -2.3% (1.9%)	(1)
Mortgage servicing rights	$329	Discounted cash flows	Option adjusted spread Constant prepayment rate Weighted average cost to service per loan	3.4% - 21.2% (8.0%) 0% - 13.3% (10.5%) $67 - $95 ($81)	(1)
Rate lock commitments (net)	$208	Consensus pricing	Closing pull-through rate	75.7% - 87.2% (77.5%)	(1)
Liabilities
DOJ Liability	$(35)	Discounted cash flows	See description below	See description below

(1)	Unobservable inputs were weighted by their relative fair value of the instruments.
(2)	Unobservable inputs were not weighted as only one instrument exists.

Recurring Significant Unobservable Inputs

Home equity. The most significant unobservable inputs used in the fair value measurement of the home equity loans are discount rates, constant prepayment rates and default rates. The constant prepayment and default rates are based on a 12 month historical average. Significant increases (decreases) in the discount rate in isolation result in a significantly lower (higher) fair value measurement. Increases (decreases) in prepay rates in isolation result in a higher (lower) fair value and increases (decreases) in default rates in isolation result in a lower (higher) fair value.

MSRs. The significant unobservable inputs used in the fair value measurement of the MSRs are option adjusted spreads, prepayment rates and cost to service. Significant increases (decreases) in all three assumptions in isolation result in a significantly lower (higher) fair value measurement. Weighted average life (in years) is used to determine the change in fair value of MSRs. For December 31, 2021 and December 31, 2020, the weighted average life (in years) for the entire MSR portfolio was 5.8 and 4.2, respectively.

DOJ Liability. The DOJ liability was settled for $70 million in the second quarter of 2021, fully satisfying the Amendment and reducing the liability to $0 at December 30, 2021. Prior to settlement, the significant unobservable inputs used in the fair value measurement of the DOJ Liability were the discount rate, asset growth rate, return on assets, dividend rate and potential ways we might be required to begin making DOJ Liability payments and our estimates of the likelihood of these outcomes, as further discussed in Note 19—Legal Proceedings, Contingencies and Commitments.

Rate lock commitments. The significant unobservable input used in the fair value measurement of the rate lock commitments is the pull through rate. The pull through rate is a statistical analysis of our actual rate lock fallout history to determine the sensitivity of the residential mortgage loan pipeline compared to interest rate changes and other deterministic values. New market prices are applied based on updated loan characteristics and new fallout ratios (i.e. the inverse of the pull through rate) are applied accordingly. Significant increases (decreases) in the pull through rate in isolation result in a significantly higher (lower) fair value measurement.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

We also have assets that are subject to measurement at fair value on a nonrecurring basis under certain conditions. The following table presents assets measured at fair value on a nonrecurring basis:

	Total (1)	Level 2	Level 3	Gains/(Losses)

	(Dollars in millions)
December 31, 2021
Loans held-for-sale (2)	$116	$116	$—	$(1)
Commercial loans HFS	18	—	18	—
Impaired loans held-for-investment (2)
Residential first mortgage loans	36	—	36	(5)
Repossessed assets (3)	6	—	6	(1)

Totals	$176	$116	$60	$(7)

December 31, 2020
Residential first mortgage loans	$30	$30	$—	$(1)
Commercial loans HFS	57	—	57	—
Impaired loans held-for-investment (2)
Residential first mortgage loans	24	—	24	(3)
Repossessed assets (3)	8	—	8	(3)

Totals	$119	$30	$89	$(7)

(1)	The fair values are determined at various dates dependent upon when certain conditions were met requiring fair value measurement.
(2)	Gains/(losses) reflect fair value adjustments on assets for which we did not elect the fair value option.
(3)	Gains/(losses) reflect write downs of repossessed assets based on the estimated fair value of the specific assets.

The following table presents the quantitative information about nonrecurring Level 3 fair value financial instruments and the fair value measurements:

	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

	(Dollars in millions)
December 31, 2021
Impaired loans held-for-sale
Commercial loans HFS	$18	Fair value of collateral	Market price	N/A	(2)
Impaired loans held-for-investment
Residential first mortgage loans	$36	Fair value of collateral	Loss severity discount	0% - 100% (12.7%)	-2
Repossessed assets	$6	Fair value of collateral	Loss severity discount	0% - 96.3% (19.8%)	-2
December 31, 2020
Commercial loans HFS	$57	Fair value of collateral	Market price	N/A	(2)
Impaired loans held-for-investment
Residential first mortgage loans	$24	Fair value of collateral	Loss severity discount	0% - 100% (12.8%)	(1)
Repossessed assets	$8	Fair value of collateral	Loss severity discount	0% - 96.3% (24.5%)	(1)

(1)	Unobservable inputs were weighted by their relative fair value of the instruments.
(2)	Fair value has been determined based on an unobservable market price.

Nonrecurring Significant Unobservable Inputs

The significant unobservable inputs used in the fair value measurement of the impaired loans and repossessed assets are appraisals or other third-party price evaluations which incorporate measures such as recent sales prices for comparable properties.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Fair Value of Financial Instruments

The following table presents the carrying amount and estimated fair value of financial instruments that are carried either at fair value, cost or amortized cost:

	December 31, 2021
		Estimated Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3

	(Dollars in millions)
Assets
Cash and cash equivalents	$1,051	$1,051	$1,051	$—	$—
Investment securities available-for-sale	1,804	1,804	—	1,804	—
Investment securities held-to-maturity	205	209	—	209	—
Loans held-for-sale	5,054	5,054	—	5,054	—
Loans held-for-investment	13,408	13,453	—	14	13,439
Loans with government guarantees	1,650	1,650	—	1,650	—
Mortgage servicing rights	392	392	—	—	392
Federal Home Loan Bank stock	377	377	—	377	—
Bank owned life insurance	365	365	—	365	—
Repossessed assets	6	6	—	—	6
Other assets, foreclosure claims	7	7	—	7	—
Derivative financial instruments, assets	141	141	—	87	54
Liabilities
Retail deposits
Demand deposits and savings accounts	$(9,313)	$(8,469)	$—	$(8,469)	$—
Certificates of deposit	(951)	(952)	—	(952)	—
Wholesale deposits	(1,141)	(1,137)	—	(1,137)	—
Government deposits	(2,000)	(1,904)	—	(1,904)	—
Company controlled deposits	(4,604)	(4,580)	—	(4,580)	—
Federal Home Loan Bank advances and other	(3,280)	(3,288)	—	(3,288)	—
Long-term debt	(396)	(340)	—	(340)	—
Derivative financial instruments, liabilities	(20)	(20)	—	(19)	(1)

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

	December 31, 2020
		Estimated Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3

	(Dollars in millions)
Assets
Cash and cash equivalents	$623	$623	$623	$—	$—
Investment securities available-for-sale	1,944	1,944	—	1,944	—
Investment securities held-to-maturity	377	393	—	393	—
Loans held-for-sale	7,098	7,098	—	7,098	—
Loans held-for-investment	16,227	16,188	—	11	16,177
Loans with government guarantees	2,516	2,498	—	2,498	—
Mortgage servicing rights	329	329	—	—	329
Federal Home Loan Bank stock	377	377	—	377	—
Bank owned life insurance	356	358	—	358	—
Repossessed assets	8	8	—	—	8
Other assets, foreclosure claims	17	17	—	17	—
Derivative financial instruments	281	281	—	73	208
Liabilities
Retail deposits
Demand deposits and savings accounts	$(8,616)	$(7,864)	$—	$(7,864)	$—
Certificates of deposit	(1,355)	(1,365)	—	(1,365)	—
Wholesale deposits	(1,031)	(1,047)	—	(1,047)	—
Government deposits	(1,765)	(1,706)	—	(1,706)	—
Custodial deposits	(7,206)	(7,133)	—	(7,133)	—
Federal Home Loan Bank advances	(5,100)	(5,124)	—	(5,124)	—
Long-term debt	(641)	(596)	—	(596)	—
DOJ litigation settlement	(35)	(35)	—	—	(35)
Contingent consideration	—	—	—	—	—
Derivative financial instruments	(102)	(102)	—	(102)	—

Fair Value Option

We elected the fair value option for certain items as discussed throughout the Notes to the Consolidated Financial Statements to more closely align the accounting method with the underlying economic exposure. Interest income on LHFS is accrued on the principal outstanding primarily using the “simple-interest” method.

The following table reflects the change in fair value included in earnings of financial instruments for which the fair value option has been elected:

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Assets
Loans held-for-sale
Net gain on loan sales	$408	$1,204	$348
Loans held-for-investment
Other noninterest income	1	—	1
Liabilities
DOJ Liability
Other noninterest income	—	—	25

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The following table reflects the difference between the aggregate fair value and aggregate remaining contractual principal balance outstanding for assets and liabilities for which the fair value option has been elected:

	December 31, 2021			December 31, 2020
	Unpaid Principal Balance	Fair Value	Fair Value Over / (Under) Unpaid Principal Balance	Unpaid Principal Balance	Fair Value	Fair Value Over / (Under) Unpaid Principal Balance

	(Dollars in millions)
Assets
Nonaccrual loans
Loans held-for-sale	$18	$16	$(2)	$9	$7	$(2)
Loans held-for-investment	15	13	(2)	9	8	(1)

Total nonaccrual loans	33	29	(4)	18	15	(3)
Other performing loans
Loans held-for-sale	4,790	4,904	114	6,704	7,002	298
Loans held-for-investment	5	3	(2)	5	4	(1)

Total other performing loans	4,795	4,907	112	6,709	7,006	297
Total loans
Loans held-for-sale	4,808	4,920	112	6,713	7,009	296
Loans held-for-investment	20	16	(4)	14	12	(2)

Total loans	$4,828	$4,936	$108	$6,727	$7,021	$294

Liabilities
DOJ Liability (1)	$—	$—	$—	$(118)	$(35)	$83

(1)	For additional information, see Note 19 - Legal Proceedings, Contingencies and Commitments.

Note 21 - Segment Information

Our operations are conducted through three operating segments: Community Banking, Mortgage Originations and Mortgage Servicing. The Other segment includes the remaining reported activities. Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses are incurred for which discrete financial information is available that is evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The operating segments have been determined based on the products and services offered and reflect the manner in which financial information is currently evaluated by Management. Each segment operates under the same banking charter, but is reported on a segmented basis for this report. Each of the operating segments is complementary to each other and because of the interrelationships of the segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

The Community Banking segment originates loans, provides deposits and fee-based services to consumer, business, and mortgage lending customers through its Branch Banking, Business Banking and Commercial Banking, Government Banking and Warehouse Lending. Products offered through these groups include checking accounts, savings accounts, money market accounts, CD, consumer loans, commercial loans, CRE loans, home builder finance loans and warehouse lines of credit. Other financial services available include consumer and corporate card services, customized treasury management solutions, merchant services and capital markets services such as loan syndications, and investment and insurance products and services. The interest income on LHFI is recognized in the Community Banking segment, excluding residential first mortgages and newly originated home equity products within the Mortgage Originations segment.

The Mortgage Originations segment originates and acquires one-to-four family residential mortgage loans to sell or hold on our balance sheet. Loans originated-to-sell comprise the majority of the lending activity. These loans are originated through mortgage branches, call centers, the Internet and third-party counterparties. The Mortgage Originations segment recognizes interest income on loans that are held-for-sale and the gains from sales associated with these loans, along with the interest income on residential mortgages and newly originated home equity products within LHFI.

The Mortgage Servicing segment services and subservices mortgage and other consumer loans for others on a fee for service basis and may also collect ancillary fees and earn income through the use of noninterest-bearing escrows. Revenue for those serviced and subserviced loans is earned on a contractual fee basis, with the fees varying based on our responsibilities and the status of the underlying loans. The Mortgage Servicing segment also services loans for our LHFI portfolio and our own LHFS portfolio in the Mortgage Originations segment, for which it earns revenue via an intercompany service fee allocation.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

The Other segment includes the treasury functions, which include the impact of interest rate risk management, balance sheet funding activities and the administration of the investment securities portfolios, as well as miscellaneous other expenses of a corporate nature. In addition, the Other segment includes revenue and expenses related to treasury and corporate assets and liabilities and equity not directly assigned or allocated to the Community Banking, Mortgage Originations or Mortgage Servicing operating segments.

Revenues are comprised of net interest income (before the provision (benefit) for credit losses) and noninterest income. Noninterest expenses and a majority of provision (benefit) for income taxes, are allocated to each operating segment. Provision for credit losses is allocated to segments based on net charge-offs and changes in outstanding balances. In contrast, the level of the consolidated provision for credit losses is determined based on an allowance model using the methodologies described in Item 2 – MD&A. The net effect of the credit provision is recorded in the Other segment. Allocation methodologies may be subject to periodic adjustment as the internal management accounting system is revised and the business or product lines within the segments change.

The following tables present financial information by business segment for the periods indicated:

	Year-Ended December 31, 2021
	Community Banking	Mortgage Originations	Mortgage Servicing	Other (1)	Total

	(Dollars in millions)
Summary of Operations
Net interest income	$601	$248	$15	$(117)	$747
Provision (benefit) for credit losses	4	(10)	—	(106)	(112)

Net interest income after provision (benefit) for credit losses	597	258	15	(11)	859

Net gain on loan sales	—	655	—	—	655
Loan fees and charges	1	65	75	—	141
Net return on mortgage servicing rights	—	23	—	—	23
Loan administration (expense) income	(1)	(34)	165	(9)	121
Other noninterest income	65	14	—	25	104

Total noninterest income	65	723	240	16	1,044

Compensation and benefits	107	200	65	161	533
Commissions	2	192	—	—	194
Loan processing expense	5	45	32	4	86
Other noninterest expense	60	88	87	165	400

Total noninterest expense	174	525	184	330	1,213

Income before indirect overhead allocations and income taxes	488	456	71	(325)	690

Indirect overhead allocation (expense) income	(35)	(67)	(19)	121	—
Provision (benefit) for income taxes	95	81	11	(30)	157

Net income (loss)	$358	$308	$41	$(174)	$533

Intersegment (expense) revenue	$119	$(2)	$43	$(160)	$—

Average balances
Loans held-for-sale	$15	$7,131	$—	$—	$7,146
Loans with government guarantees	$—	$2,156	$—	$—	$2,156
Loans held-for-investment (2)	$12,062	$1,780	$—	$18	$13,860
Total assets	$12,427	$11,981	$223	$3,565	$28,196
Deposits	$11,964	$28	$6,463	$1,198	$19,653

(1)	Includes offsetting adjustments made to reclassify income and expenses relating to operating leases and custodial deposits for subservicing clients.
(2)	Includes adjustment made to reclassify operating lease assets to loans held-for-investment.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

	Year-Ended December 31, 2020
	Community Banking	Mortgage Originations	Mortgage Servicing	Other (1)	Total

	(Dollars in millions)
Summary of Operations
Net interest income	$570	$191	$18	$(94)	$685
Provision (benefit) for credit losses	3	(11)	—	157	149

Net interest income after provision (benefit) for credit losses	567	202	18	(251)	536

Net gain on loan sales	2	969	—	—	971
Loan fees and charges	1	83	66	—	150
Net return on mortgage servicing rights	—	10	—	—	10
Loan administration (expense) income	(3)	(35)	151	(29)	84
Other noninterest income	61	8	—	26	95

Total noninterest income	61	1,035	217	(3)	1,310

Compensation and benefits	108	161	46	151	466
Commissions	2	230	—	—	232
Loan processing expense	5	40	36	2	83
Other noninterest expense	271	136	79	(125)	361

Total noninterest expense	386	567	161	28	1,142

Income before indirect overhead allocations and income taxes	242	670	74	(282)	704

Indirect overhead allocation	(40)	(60)	(19)	119	—
Provision (benefit) for income taxes	42	128	12	(16)	166

Net income (loss)	$160	$482	$43	$(147)	$538

Intersegment (expense) revenue	$(96)	$(48)	$39	$105	$—

Average balances
Loans held-for-sale	$1	$5,541	$—	$—	$5,542
Loans with government guarantees	$—	$1,571	$—	$—	$1,571
Loans held-for-investment (2)	$11,376	$2,591	$—	$30	$13,997
Total assets	$11,760	$10,735	$85	$4,328	$26,908
Deposits	$10,996	$—	$6,712	$836	$18,544

(1)	Includes offsetting adjustments made to reclassify income and expenses relating to operating leases and custodial deposits for subservicing clients.
(2)	Includes adjustment made to reclassify operating lease assets to loans held-for-investment.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

	Year-Ended December 31, 2019
	Community Banking	Mortgage Originations	Mortgage Servicing	Other (1)	Total

	(Dollars in millions)
Summary of Operations
Net interest income	$410	$145	$16	$(9)	$562
Provision (benefit) for credit losses	20	2	—	(4)	18

Net interest income after provision for credit losses	390	143	16	(5)	544

Net (loss) gain on loan sales	(14)	349	—		335
Loan fees and charges	1	67	32	—	100
Net return on mortgage servicing rights	—	6	—	—	6
Loan administration (expense) income	(3)	(24)	124	(67)	30
Other noninterest income	62	12	—	65	139

Total noninterest income	46	410	156	(2)	610

Compensation and benefits	103	111	28	135	377
Commissions	2	109	—	—	111
Loan processing expense	6	36	36	2	80
Other noninterest expense	165	90	59	6	320

Total noninterest expense	276	346	123	143	888

Income before indirect overhead allocations and income taxes	160	207	49	(150)	266

Indirect overhead allocation	(41)	(42)	(18)	101	—
Provision (benefit) for income taxes	24	35	6	(17)	48

Net income (loss)	$95	$130	$25	$(32)	$218

Intersegment revenue (expense)	$(3)	$13	$26	$(36)	$—

Average balances
Loans held-for-sale	$—	$3,952	$—	$—	$3,952
Loans with government guarantees	$—	$553	$—	$—	$553
Loans held-for-investment (2)	$7,876	$3,027	$—	$29	$10,932
Total assets	$8,319	$8,467	$47	$3,841	$20,674
Deposits	$10,301	$—	$3,851	$556	$14,708

(1)	Includes offsetting adjustments made to reclassify income and expenses relating to operating leases and custodial deposits for subservicing clients.
(2)	Includes adjustment made to reclassify operating lease assets to loans held-for-investment.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Note 22 - Holding Company Only Financial Statements

The following are the unconsolidated financial statements for the Holding Company on a stand-alone basis. These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto. The Holding Company’s principal sources of funds are cash dividends paid by the Bank to the Holding Company.

Flagstar Bancorp, Inc.

Condensed Unconsolidated Statements of Financial Condition

(Dollars in millions)

	December 31,
	2021	2020

	(Dollars in millions)
Assets
Cash and cash equivalents	$213	$304
Investment in subsidiaries (1)	2,871	2,551
Other assets	39	17

Total assets	$3,123	$2,872

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt	$396	$641
Other liabilities	9	30

Total liabilities	405	671
Stockholders’ Equity
Common stock	1	1
Additional paid in capital	1,355	1,346
Accumulated other comprehensive income	35	47
Retained earnings	1,327	807
Total stockholders’ equity	2,718	2,201

Total liabilities and stockholders’ equity	$3,123	$2,872

(1)	Includes unconsolidated trusts of $7 million for December 31, 2021 and 2020.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Flagstar Bancorp, Inc.

Condensed Unconsolidated Statements of Operations

(Dollars in millions)

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Income
Interest	$—	$2	$4
Cash dividends received from subsidiaries	225	82	100

Total	225	84	104
Expenses
Interest	14	25	28
General and administrative	10	14	6

Total	24	39	34

Net income (loss) before undistributed income of subsidiaries	201	45	70
Equity in undistributed income of subsidiaries	324	484	142

Net income before income taxes	525	529	212
Benefit for income taxes	(8)	(9)	(6)

Net income	533	538	218
Other comprehensive income (loss) (1)	(12)	46	48

Comprehensive income	$521	$584	$266

(1)	See Consolidated Statements of Comprehensive Income for other comprehensive income (loss) detail.

Flagstar Bancorp, Inc.

Notes to the Consolidated Financial Statements

Flagstar Bancorp, Inc.

Condensed Unconsolidated Statements of Cash Flows

(Dollars in millions)

	For the Years Ended December 31,
	2021	2020	2019

	(Dollars in millions)
Net income	$533	$538	$218
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed income of subsidiaries	(549)	(566)	(241)
Dividends received from subsidiaries	225	82	104
Other	(41)	34	10

Net cash provided by operating activities	168	88	91
Investing Activities
Net cash provided by investing activities	—	—	—
Financing Activities
Stock buyback	—	(150)	(50)
Repayment of long-term debt	(246)	(4)	—
Proceeds from issuance of long-term debt	—	150	—
Debt issuance costs	—	(2)	—
Dividends declared and paid	(13)	(11)	(9)

Net cash used in financing activities	(259)	(17)	(59)

Net increase in cash and cash equivalents	(91)	71	32
Cash and cash equivalents, beginning of year	304	233	201

Cash and cash equivalents, end of year	$213	$304	$233